UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1 )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Soy Energy, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☒ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

LETTER TO MEMBERS
JUNE [___], 2013

Dear Soy Energy Member:

The purpose of this letter and the enclosed proxy statement is to seek the approval of the members of Soy Energy, LLC (“Soy Energy”) to sell substantially all of its assets, including the Mason City biodiesel production facility (the "Asset Sale"), to REG Mason City, LLC (“REG Mason City”) and Renewable Energy Group, Inc. (“REG”). You are cordially invited to the special member meeting on July [___], 2013 in order to consider and vote on the proposed Asset Sale as well as dissolving Soy Energy if the Asset Sale is completed. After seeking out and fully exploring numerous alternatives with other potential investors and purchasers, your Board of Directors (the “Board”) strongly believes the sale of substantially all assets of Soy Energy to REG Mason City is the best alternative available to Soy Energy and its members.

Soy Energy is pursuing the Asset Sale because it has had multiple setbacks since purchasing the Mason City biodiesel production facility which have negatively impacted Soy Energy's ability to continue to operate. These setbacks include general conditions in the biodiesel industry; the time and cost to commission and install the new feedstock pre-treatment front end; the methanol tank rupture and fire in May 2012, which closed the facility; and pending legal issues. Soy Energy has incurred significant losses since its inception and it continues to incur losses. Soy Energy has not operated since October 2012 and has had only limited sales of remaining inventory since that time. As a result of Soy Energy's losses and the fact that the biodiesel production facility has not been operational since October 2012, Soy Energy is in default of its loan with its primary lender, OSM-REO FF, LLC (“OSM”). Soy Energy owes OSM approximately $5.7 million and has an obligation to pay certain subordinated creditors approximately $1.04 million. Further, Soy Energy has accrued approximately $4.5 million in accounts payable and several lawsuits are pending by companies seeking payments for amounts they claim are owed by Soy Energy. Soy Energy currently has less than $10,000 in cash compared to more than $11 million in liabilities.

As a result of Soy Energy's financial condition, in September 2012, the Board started to evaluate its options for either raising additional capital or selling Soy Energy's assets. The Board determined that it would not be feasible to raise a sufficient amount of capital in order to make the necessary repairs to the biodiesel production facility and secure the working capital necessary to restart operations. Soy Energy had previously sold additional membership units and subordinated debt securities in an attempt to raise additional capital for Soy Energy. While Soy Energy was able to raise some additional capital through these private offerings, it was not able to raise enough capital to address all of Soy Energy's capital needs. As a result, the Board determined that it was in the best interests of the members to find a purchaser for Soy Energy's assets in order to repay Soy Energy's outstanding liabilities and attempt to return a portion of our members' investments. The Board engaged Eiler Capital Advisors (“ECA”) in October 2012 to assist the Board in evaluating its options and to look for a purchaser for Soy Energy's assets.

ECA initiated a process to locate potential buyers for Soy Energy's assets. ECA had discussions with over 40 potential buyers. The process of locating a buyer lasted from October 2012 until March 2013. During the process, the Board received two letters of intent from REG and one letter of intent from another party. REG's original offer was for a combination of cash, assumption of the OSM loan and stock in REG. This offer was rejected by OSM. The second letter of intent was from another entity which was a cash only offer which was significantly lower than the REG offers and would not have allowed Soy Energy to return any of its members' investments.

After the original offer from REG was rejected and the other offer was determined to be too low to accept, the Board and REG negotiated a second letter of intent which was ultimately approved by the Board. The Board determined that the REG offer was the most favorable to Soy Energy and its members because it provided a higher purchase price than the other letter of intent Soy Energy received and it did not rely on OSM approving an assumption of the OSM loan by REG. In April 2013, Soy Energy negotiated an asset purchase agreement with REG which was executed effective May 1, 2013 (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, Soy Energy agreed to sell substantially all of its assets to REG Mason City. The purchase price (which is subject to reduction for delays, certain expenses advanced by REG to Soy Energy and liabilities related to Soy Energy's indemnification obligations under the Purchase Agreement) for Soy Energy's assets is $16.6 million, which is divided between $11 million in cash and a $5.6 million promissory note issued by REG Mason City and secured by REG Mason City's equipment and fixtures, a mortgage on the real property related to the Mason City biodiesel production facility and certain general intangibles (the “Promissory Note”). However, REG Mason City's payment obligations under the Promissory Note are subordinated to up to $6 million of debt REG Mason City plans to borrow from REG for repair and improvement of the facility. REG Mason City's obligations under the Promissory Note are not guaranteed by REG.

Due to our current financial condition and lack of liquid assets, if our members do not approve the Asset Sale, we will likely be forced to file bankruptcy. Also, if our members do not approve the Asset Sale, it is likely that OSM, our primary lender, will institute a foreclosure action and take our assets. As a result, the Board has unanimously approved the Asset Sale and recommends that Soy Energy's members approve the Asset Sale and the dissolution at the July [___], 2013 special member meeting.

Your vote is important. Please complete, sign and return the enclosed proxy card.

Sincerely,

/s/ Chuck Sand, Chairman of the Board

SOY ENERGY, LLC
4172 19th Street SW
Mason City, IA 50401

NOTICE OF SPECIAL MEETING OF MEMBERS
TO BE HELD ON [___], JULY [___], 2013

To our Members:

A Special Meeting of Members (the “Special Meeting”) of Soy Energy, LLC (“Soy Energy”) will be held on [___], July [___], 2013, at the Western Iowa Tech Community College, 200 Victory Drive, Cherokee, IA 51012. Registration for the Special Meeting will begin at 6:00 p.m. local time. The Special Meeting will commence at approximately 7:00 p.m. local time. Soy Energy's Board of Directors (the “Board”) encourages you to attend the meeting.

At the Special Meeting, you will be asked to consider and vote upon: (1) a proposal to sell substantially all of the assets of Soy Energy (the “Asset Sale”) pursuant to the terms of the Asset Purchase Agreement dated May 1, 2013, by and among Soy Energy, REG Mason City, LLC (“REG Mason City”) and Renewable Energy Group, Inc. (“REG”), and the transactions contemplated thereby, as described in the attached proxy statement (the “Purchase Agreement”); (2) in the event the unit holders approve proposal (1), to consider and vote upon a proposal to dissolve, wind up and liquidate Soy Energy as soon as reasonably practicable following the consummation of the transfer of substantially all of Soy Energy's assets pursuant to the Purchase Agreement (the “Dissolution”) according to the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”); (3) a proposal to approve the adjournment or postponement of the Special Meeting to a later date, if necessary, at the sole discretion of the Board, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale or the Dissolution; and (4) such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof. The foregoing items of business are more fully described in the proxy statement accompanying this notice. If you have questions regarding the information in the proxy statement or regarding completion of the enclosed proxy card, please call Soy Energy at (641) 421-7590.

Only members listed on Soy Energy's records at the close of business on June [___], 2013 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any postponements or adjournments thereof. For your proxy card to be valid, it must be RECEIVED by Soy Energy prior to the Special Meeting or delivered in person to the Special Meeting.

All members are cordially invited to attend the Special Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are enclosed and are also available on Soy Energy's website at www.soyenergyllc.com and may be printed by the members. No personal information is required to print a proxy card from Soy Energy's website. If you wish to revoke your proxy card at any time and execute a new proxy card or vote in person at the meeting, you may do so by giving written notice to our Chairman, Chuck Sand either at the address below or in person at the Special Meeting or any postponement or adjournment of the Special Meeting, and prior to the commencement of the Special Meeting or any postponement or adjournment. You may fax your completed proxy card to Soy Energy at (712) 376-4140 or mail it to Soy Energy at 4172 19th Street SW, Mason City, IA 50401. If you need directions to the meeting, please contact Soy Energy using the information listed above.

By order of the Board of Directors,

/s/ Chuck Sand, Chairman of the Board

Marcus, Iowa
June [___], 2013

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Asset Sale or the Dissolution, passed upon the merits or fairness of the Asset Sale or the Dissolution or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

APPENDIX A	FAIRNESS OPINION
APPENDIX B	FINANCIAL STATEMENTS AND FOOTNOTES FROM ANNUAL REPORT FOR FISCAL YEAR ENDED OCTOBER 31, 2012
APPENDIX C	FINANCIAL STATEMENTS AND FOOTNOTES FROM QUARTERLY REPORT FOR FISCAL QUARTER ENDED APRIL 30, 2013
APPENDIX D	PRO FORMA FINANCIAL INFORMATION

SOY ENERGY, LLC
4172 19th Street SW
Mason City, IA 50401
(641) 421-7590

Proxy Statement for the
Special Meeting of Members To Be Held
[___] July [___], 2013
7:00 p.m. Local Time

The Board of Directors (the “Board”) of Soy Energy, LLC (“Soy Energy”) hereby solicits your proxy in the form of the enclosed proxy card for use at the Special Meeting of the members of Soy Energy to be held on July [___], 2013 (the “Special Meeting”), and at any adjournment or postponement thereof. The Special Meeting will be held at the Western Iowa Tech Community College, 200 Victory Drive, Cherokee, IA 51012. Registration for the meeting will begin at 6:00 p.m. local time. The Special Meeting will commence at approximately 7:00 p.m. local time. This solicitation is being made by mail, however, Soy Energy may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about June [___], 2013, at which time the proxy statement and proxy card will be available for printing and viewing at Soy Energy's website (www.soyenergyllc.com).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REPRESENT SOY ENERGY'S EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS. WITHOUT LIMITING THE FOREGOING, THE WORDS “BELIEVES,” “INTENDS,” “PROJECTS,” “PLANS,” “EXPECTS,” “ANTICIPATES,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THESE PROJECTIONS. INFORMATION REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE RESULTS IN THESE FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER THE SECTION “RISK FACTORS” IN THIS PROXY STATEMENT. PLEASE CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS OTHER INFORMATION CONTAINED HEREIN AND IN OUR PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS PROXY STATEMENT. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR SUPPLEMENT ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES, EXCEPT AS REQUIRED BY LAW.

SUMMARY OF PROPOSALS

This summary highlights information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully. In this proxy statement, “we”, “us”, and “our” refer to Soy Energy, unless the context otherwise requires.

PROPOSAL ONE - THE ASSET SALE

Proposal One requests member approval to authorize the sale of substantially all of Soy Energy's assets, including the biodiesel production facility in Mason City, Iowa (the “Asset Sale”) to REG Mason City, LLC (“REG Mason City”), a wholly-owned subsidiary of Renewable Energy Group, Inc. (“REG”), pursuant to the Asset Purchase Agreement dated May 1, 2013 (the “Purchase Agreement”). Although the Board has unanimously approved the Asset Sale and executed the Purchase Agreement, Soy Energy's Amended and Restated Operating Agreement dated June 24, 2010 (the “Operating Agreement”) requires approval by members holding a majority of Soy Energy's outstanding membership units in order to close the Asset Sale.

Soy Energy is pursuing the Asset Sale because it has had multiple setbacks since purchasing the Mason City biodiesel facility. These setbacks include general conditions in the biodiesel industry; the time and cost to commission and install the new feedstock pre-treatment front end; the methanol tank rupture and fire in May 2012, which closed the facility; and pending legal issues. As a result, Soy Energy has incurred significant losses and liabilities, is in default on its loan to its primary lender, has failed to pay creditors, including lien creditors, has not operated since October 2012 and is experiencing liquidity issues. The

Board has determined it is in the best interest of Soy Energy and its members to sell Soy Energy's assets and liquidate to repay its outstanding obligations and distribute any remaining amounts to its unit holders. Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed.

The Purchase Agreement calls for a purchase price of $11 million in cash (subject to reduction for delays, certain advanced expenses and Soy Energy's indemnification obligations under the Purchase Agreement as described below) and a $5.6 million promissory note issued by REG Mason City and secured by REG Mason City's equipment and fixtures, a mortgage on the real property related to the Mason City biodiesel production facility and certain general intangibles (the “Promissory Note”). However, the payment obligations under the Promissory Note are subordinated to up to $6 million of debt REG Mason City plans to borrow from REG for repair and improvement of the facility. REG Mason City's obligations under the Promissory Note are not guaranteed by REG. The closing of the Asset Sale is subject to various conditions which are described below in the Section entitled “Material Terms of the Purchase Agreement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL ONE - THE ASSET SALE.

PROPOSAL TWO - THE DISSOLUTION

The Board determined that if Soy Energy proceeded with the Asset Sale, taking into consideration the losses which Soy Energy is continuing to incur, it would not be advantageous to Soy Energy or its members to continue Soy Energy's business operations after the closing of the Asset Sale and that Soy Energy should be dissolved. Accordingly, the Board has unanimously approved a proposal to proceed with a dissolution of Soy Energy (the “Dissolution”) pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) provided the Asset Sale is approved by the members and closes. Pursuant to the Operating Agreement, in order to dissolve Soy Energy and wind-up its business, members owning seventy-five percent (75%) of Soy Energy's outstanding units entitled to vote at the Special Meeting must approve the Dissolution. The Board intends that the Dissolution will be effected following completion of the Asset Sale. However, if the Board determines that liquidation and dissolution are not in the best interests of Soy Energy or its members, the Board may direct that the Dissolution be abandoned.

The Board intends to establish a liquidating trust to which all of Soy Energy's assets which remain following the closing of the Asset Sale will be transferred. The Board believes that the primary assets that will be transferred to the liquidating trust will include the Promissory Note, Soy Energy's interest in certain legal claims, including potential claims related to the design and engineering of the improvements we made to the biodiesel production facility, and certain assets of Soy Energy which will not be purchased by REG Mason City. The liquidating trust will collect Soy Energy's assets and distribute the proceeds to the members in accordance with the Plan of Dissolution. Since the primary asset transferred to the liquidating trust will be the Promissory Note, which matures over a period of six years, Soy Energy anticipates that distributions from the liquidating trust, if any, will be made over a period of years. Further, Soy Energy believes it may have legal claims that it can pursue related to the engineering and design of the improvements Soy Energy made to the biodiesel production facility. Soy Energy anticipates continuing to evaluate and potentially pursuing these claims which could lead to additional cash that could be distributed to the members. All of the assets transferred to the liquidating trust will be subject to Soy Energy's liabilities, either from its business activities before the Dissolution or pursuant to the Purchase Agreement.

If the Dissolution is approved by the member vote but (i) the Asset Sale is not authorized by the members; or (ii) the Asset Sale is not completed for any reason, then the Dissolution will be abandoned by the Board. Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed.

The Dissolution has been approved unanimously by the Board, subject to member approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO - THE DISSOLUTION.

PROPOSAL THREE - THE ADJOURNMENT
We may propose to adjourn the Special Meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Asset Sale or the Dissolution. If we fail to receive a sufficient number of votes to approve the Asset Sale or the Dissolution, we may propose to adjourn the Special Meeting for a period of not more than 30 days after the originally scheduled date of the Special Meeting for the purpose of soliciting additional proxies to approve the Asset Sale or the Dissolution. We currently do not intend to propose adjournment of the Special Meeting if there are sufficient votes to approve the Asset Sale and the Dissolution. Approval of the proposal to adjourn our Special Meeting for any purpose, including to solicit additional proxies, requires the affirmative vote of a majority of the votes cast at the Special Meeting by holders of units present or represented by proxy and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL THREE - ADJOURNMENT.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:
Soy Energy is soliciting your proxy to vote at the Special Meeting because you were a member of Soy Energy at the close of business on June [___], 2013, the record date, and are entitled to vote at the Special Meeting.

Q:	When and where is the Special Meeting?

A:
The Special Meeting will be held on July [___], 2013 at the Western Iowa Tech Community College, 200 Victory Drive, Cherokee, IA 51012. Registration for the meeting will begin at 6:00 p.m. local time. The Special Meeting will commence at approximately 7:00 p.m. local time.

Q:	What am I voting on?

A:
At the Special Meeting, you will be asked to consider and vote upon: (1) a proposal to sell substantially all of the assets of Soy Energy pursuant to the terms of the Purchase Agreement and the transactions contemplated thereby; (2) in the event the unit holders approve proposal (1), to consider and vote upon a proposal to dissolve, wind up and liquidate Soy Energy as soon as reasonably practicable following the consummation of the transfer of substantially all of Soy Energy's assets pursuant to the Plan of Dissolution; (3) a proposal to approve the adjournment or postponement of the Special Meeting to a later date, if necessary, at the sole discretion of the Board, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale or the Dissolution; and (4) such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof.

Q:	How many votes do I have?

A:
On any matter which may properly come before the Special Meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on June [___], 2013.

Q:	Do I have dissenters' or appraisal rights?

A:	Pursuant to Section 6.15 of Soy Energy's Operating Agreement, members have waived and agreed not to assert any dissenters' or any similar rights.

Q:	How many membership units are outstanding?

A:	At the close of business on June [___], 2013, Soy Energy had 33,348 outstanding membership units. This means that there may be 33,348 votes on any matter.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the Special Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy Card. You may cast your votes by executing a proxy card for the Special Meeting and submitting it to Soy Energy prior to the Special Meeting. For your proxy card to be valid, it must be RECEIVED by Soy Energy prior to the Special Meeting or delivered in person to the Special Meeting. Soy Energy urges you to specify your choices by marking the appropriate boxes on your proxy card for the Special Meeting. After you have marked your choices, please sign and date the proxy card and return it to Soy Energy, either by mail to Soy Energy, 4172 19th Street SW, Mason City, IA 50401, or fax it to Soy Energy at (712) 376-4140. If you sign and return the proxy card without specifying any choices, your membership units will be voted (i) FOR Proposal One - The Asset Sale; (ii) FOR Proposal Two - The Dissolution; and (iii) FOR Proposal Three - The Adjournment.

•	In person at the Special Meeting. All members of record as of June [___], 2013 may vote in person at the Special Meeting.

Q:    What can I do if I change my mind after I vote my membership units?
A:    You may revoke your proxy by:
• Voting in person at the Special Meeting;

•
Giving written notice of the revocation to Chuck Sand, our Chairman, which is received at Soy Energy's offices at 4172 19th Street SW, Mason City, IA 50401 prior to the Special Meeting or any postponement or adjournment thereof; or

•	Giving written notice of the revocation to our Chairman, Chuck Sand, at the commencement of the Special Meeting, or any postponement or adjournment thereof.

Q:	What happens if I mark too many or too few boxes on the proxy card?

A:
If you do not mark any choices for the proposals on the proxy card, then your votes will be deemed a vote: (i) FOR Proposal One - The Asset Sale; (ii) FOR Proposal Two - The Dissolution; and (iii) FOR Proposal Three - The Adjournment. If you mark contradicting choices on the proxy card, such as both FOR and AGAINST a proposal, your votes will not be counted with respect to the proposal for which you marked contradicting choices.

If you attend the Special Meeting or submit a proxy card, your membership units will be included in the determination of whether a quorum is present, even if you abstain from voting. If you do not submit a proxy card or attend the Special Meeting, your membership units will NOT be counted as present at the Special Meeting for purposes of determining whether a quorum is present.

Q.	Is the approval of the Asset Sale or the Dissolution proposal dependent on the approval of the other proposal?

A.
No, the Asset Sale proposal and the Dissolution proposal are independent proposals. A vote for or against one proposal does not count as a vote for or against the other proposal. However, the Board believes that the Asset Sale proposal and the Dissolution proposal are integral parts of an overall plan and that approval of such proposals are in the best interests of the members. Further, if the Asset Sale proposal is not approved by Soy Energy's members, then the Board will abandon the Dissolution proposal.

Q:	Who can attend the Special Meeting?

A:	All Members as of the close of business on the record date, which is June [___], 2013, may attend the Special Meeting.

Q:	What is the record date for the Special Meeting?

A:	June [___], 2013.

Q:	Who will count the votes?

A:
All votes will be tabulated by the inspectors of election appointed for the Special Meeting, which will be Carol Reuter, Darrell Downs, and Jeff Oestmann. Soy Energy's Secretary, Doug Lansink, will supervise the process. In addition, a representative from Soy Energy's independent auditor will be present to oversee the vote count.

Q:	What constitutes a quorum?

A:
The presence in person or by proxy of members representing at least 25% of Soy Energy's units is required to constitute a quorum to hold the meeting. Because on June [___], 2013, Soy Energy had 33,348 membership units issued and outstanding, the presence of 8,337 membership units at the Special Meeting will constitute a quorum. If you submit a proxy or attend the Special Meeting and vote in person, then your membership units will be counted in determining whether a quorum is present at the Special Meeting.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by Soy Energy. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such solicitation materials to such beneficial owners.

Q:	What is the effect of a broker non-vote?

A:
While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the Special Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of Soy Energy, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including each of the proposals presented at the Special Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as “non-votes.” These broker non-votes function as abstentions under Soy Energy's governing documents.

QUESTIONS AND ANSWERS ABOUT PROPOSAL ONE - THE ASSET SALE

Q:	What is the voting requirement to approve the Asset Sale and what is the effect of an abstention?

A:
Approval of the Asset Sale requires the affirmative vote of members owning a majority of Soy Energy's membership units. You may vote FOR, AGAINST or ABSTAIN for Proposal One. As of June [___], 2013, we had 33,348 membership units outstanding so approval of Proposal One requires the affirmative vote of members owning 16,675 membership units. If you do not submit a proxy or vote in person at the Special Meeting, your failure to vote will have the same effect as a vote AGAINST the Asset Sale. Abstentions and broker non-votes, if any, will have the same effect as a vote AGAINST the Asset Sale. Abstentions will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	Why is Soy Energy proposing the Asset Sale?

A:
Because of the numerous operational difficulties encountered by Soy Energy as described below, Soy Energy has incurred significant losses and liabilities and is experiencing liquidity issues, has ceased operations and is in default on its loan to its primary lender. The Board has determined it is in the best interest of Soy Energy and its members to sell Soy Energy's assets and liquidate to repay its outstanding obligations and distribute any remaining amounts to its unit holders.

Q:	What is the current economic state of the company?

A:
Soy Energy has incurred significant losses since its inception and it continues to incur losses. Soy Energy has not operated since October 2012 and has had only limited sales of remaining inventory since that time. As a result of Soy Energy's losses and the fact that the biodiesel production facility has not been operational since October 2012, Soy Energy is in default of its loan with its primary lender, OSM-REO FF, LLC. Soy Energy owes OSM approximately $5.7 million and has an obligation to pay certain subordinated creditors approximately $1.04 million. Further, Soy Energy has accrued approximately $4.5 million in accounts payable and several lawsuits are pending by companies seeking payments for amounts they claim are owed by Soy Energy. Soy Energy currently has less than $10,000 in cash compared to more than $11 million in liabilities .

Q:	What will Soy Energy unit holders receive as a result of the Asset Sale?

A:
Soy Energy does not have an estimate of the amount, if any, that will be available to distribute to its unit holders if the Asset Sale is closed because the amount of consideration that will be received by Soy Energy is subject to reductions and other ongoing costs. Management anticipates that all of the cash portion of the purchase price will be used to pay current liabilities of Soy Energy and will not be distributed to the members. Management anticipates that if the Asset Sale is closed, we will have some amount available in the future to distribute to our unit holders, however, management anticipates that if we do not close the Asset Sale, it is likely that unit holders will receive nothing for their units.

Q:	What are the tax consequences of the Asset Sale to Soy Energy's unit holders?

A:
Soy Energy's taxable gain or loss and corresponding tax liability, if any, from the Asset Sale will be passed through to Soy Energy's unit holders in a manner similar to the way taxable income or loss is passed through to Soy Energy's unit holders. The tax consequences of the Asset Sale will be borne by each unit holder in proportion to such unit holder's respective ownership percentage. The type (capital or ordinary) and amount of taxable gain, or loss, to Soy Energy depends upon the allocation of the Asset Sale proceeds to certain property classifications, which will not be finalized until after closing the Asset Sale. In addition, because part of the purchase price is an installment promissory note, some gain, if any, may be taxable to a unit holder in years after the year in which the Asset Sale closes. We have included an estimate and summary of the anticipated tax liability in this Proxy Statement.

Q:	When is the Asset Sale expected to be completed?

A:
Completion of the Asset Sale is contingent upon the approval of members holding a majority of Soy Energy's membership units. If members approve the Asset Sale, the Asset Sale is scheduled to close within two days of satisfaction or waiver of all closing conditions in the Purchase Agreement, subject to the parties' ability to agree to a later date.

Q.	Are there any risks to the Asset Sale?

A.	Yes. You should carefully read the section entitled “Risk Factors.”

Q:	Do I have dissenters or appraisal rights with respect to the Asset Sale?

A:	Pursuant to Section 6.15 of the Operating Agreement, members have waived and agreed not to assert dissenters' or other similar rights.

QUESTIONS AND ANSWERS ABOUT PROPOSAL TWO - THE DISSOLUTION

Q:	What is the voting requirement to approve the Dissolution and what is the effect of an abstention?

A:
Approval of the Dissolution requires the affirmative vote of members owning seventy-five percent (75%) of Soy Energy's membership units. You may vote FOR, AGAINST or ABSTAIN for Proposal Two. As of June [___], 2013, we had 33,348 membership units outstanding so approval of Proposal Two requires the affirmative vote of members owning 25,011 membership units. If you do not submit a proxy or vote in person at the Special Meeting, your failure to vote will have the same effect as a vote AGAINST the Dissolution. Abstentions and broker non-votes, if any, will have the same effect as a vote AGAINST the Dissolution. Abstentions will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q.	What does the Plan of Dissolution entail?

A.	The Plan of Dissolution provides for the voluntary liquidation, winding up and dissolution of Soy Energy. It is our current intention that the Dissolution will take place following the Asset Sale.

Q.	What will happen if the Dissolution is approved?

A.
If the Asset Sale is completed and the Dissolution is approved by member vote and implemented, we will make provisions for the payment of our outstanding liabilities and will likely contribute all of our additional assets to a liquidating trust to be established by Soy Energy. Most of the assets that we anticipate will remain after we have paid all of our creditors will be assets for which we will receive payments over a period of time. Soy Energy does not anticipate that it will have cash available to make distributions immediately to our members. The liquidating trustee will have the full power and authority to dispose of remaining assets, compromise any claims and take all other action to liquidate the company's remaining assets and liabilities.

If the Board determines that liquidation and dissolution are not in the best interests of our members, the Board may direct that the Plan of Dissolution be abandoned, either before or after member approval, or may amend or modify the Plan of Dissolution to the extent permitted by Iowa law without the necessity of further member approval.

Q.	Can Soy Energy estimate the distributions that the unit holders would receive in the Dissolution?

A.
No, although Soy Energy intends to make distributions, if any, to our members as promptly as possible, the amount and timing of the distributions are subject to uncertainties and depend on the resolution of several contingencies. We cannot assure you that amounts received from the Asset Sale will be adequate to provide for our obligations, liabilities, expenses and claims. Consequently, we cannot predict the amount, if any, that will be distributed to our unit holders or when any such distributions might be made.

Q.	What will happen if the Dissolution is approved but the Asset Sale is not completed?

A.
If the Dissolution is approved by member vote but (i) the Asset Sale is not authorized by our members or (ii) the Asset Sale is not completed for any reason, then the Board will abandon the Dissolution. Due to our current liquidity challenges, if the Asset Sale is not completed, we may be forced to seek bankruptcy or other similar protection.

Q.	What will happen if the Asset Sale is authorized by our members but the Dissolution is not approved?

A.
If our members do not approve the Dissolution, we will still complete the Asset Sale if it is approved by our members and the other conditions to closing are satisfied or waived. In that case, we will have transferred substantially all of our operating assets to REG Mason City and will have no operations to generate revenue. We would likely continue to ask the members to approve the Dissolution, either via an adjournment of the Special Meeting or at a separate Special Meeting called for the purpose of seeking approval of the Dissolution.

Q.	What does the Board recommend with respect to the Dissolution?

A.
The Board has determined it is in the best interests of Soy Energy and its members to dissolve and unanimously recommends that the members vote FOR approval of the Dissolution if the Asset Sale is approved.

Q.	Do I have dissenters or appraisal rights in connection with the Dissolution?

A.	Pursuant to Section 6.15 of the Operating Agreement, members have waived and agreed not to assert dissenters' or other similar rights.

Q.	Are there any risks to the Dissolution?

A.	Yes. You should carefully read the section entitled “Risk Factors.”

Q.	What are the United States federal income tax consequences of the Dissolution?

A.
If the Dissolution is approved and implemented whereby a unit holder's entire interest in Soy Energy is liquidated, a unit holder will realize, for United States federal income tax purposes, gain equal to the difference between (i) the sum of the cash plus a pro rata portion of any reduction of Soy Energy debt and, the value of any marketable securities distributed to such unit holder directly or to a liquidating trust on the unit holder's behalf and (ii) such unit holder's adjusted tax basis in his membership units. A unit holder will realize a loss only if he receives from Soy Energy cash (but not marketable securities) and property such as accounts receivable and inventory, equal to the difference between (i) the unit holder's adjusted tax basis in his membership units, and (ii) the sum of such property. Gain would not be recognized until the year in which liquidating distributions exceed the unit holder's tax basis in his membership units, and loss cannot be recognized until the year in which the final liquidating distribution is received. If a liquidating trust is successfully implemented, Soy Energy should terminate in the year in which property is contributed to the trust and then gain or loss can be computed in that year. WE URGE EACH UNIT HOLDER TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE DISSOLUTION.

QUESTIONS AND ANSWERS ABOUT PROPOSAL THREE - THE ADJOURNMENT

Q:	What is the voting requirement to approve the Adjournment and what is the effect of an abstention?

A:
The proposal to adjourn the Special Meeting if necessary or appropriate requires the affirmative vote of members owning a majority of Soy Energy's membership units that are represented in person or by proxy at the Special Meeting and entitled to vote. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the Special Meeting. Broker non-votes, if any, and failures to attend the Special Meeting in person or by proxy and vote will have no effect on the proposal to adjourn the Special Meeting.

Q.	What is the effect of voting to approve the proposal to adjourn the Special Meeting?

A.
In the event that either the Asset Sale or the Dissolution fails to receive the required number of votes to be approved, it is likely that Soy Energy would seek to adjourn the Special Meeting to solicit additional proxies in favor of both proposals. In the event that only one of the Asset Sale or the Dissolution has not received the requisite approval, it is likely that Soy Energy would seek to adjourn the Special Meeting to solicit additional votes only with respect to such proposal while closing the polls on the proposal which has received the requisite member approval. Voting in favor of the adjournment proposal would allow Soy Energy to take such actions.

RISK FACTORS

You should carefully read and consider the risks and uncertainties below and the other information contained in this proxy statement as well as the risks and uncertainties described in our periodic filings with the Securities and Exchange Commission.

Soy Energy would experience significant liquidity challenges in the event the Asset Sale is not completed. Soy Energy has ceased operations and has insufficient liquid assets available with which to operate if it is unable to complete the Asset Sale within a reasonably short period of time. Soy Energy is in default on its loan to its primary lender. If the members fail to approve the Asset Sale or if the Asset Sale fails to close for any reason, it is likely that Soy Energy's only option will be to file for bankruptcy protection while it continues to pursue a sale of its assets. It is not likely that Soy Energy will be able to secure the additional capital it would require to restart the Mason City biodiesel production facility and commence production of biodiesel. As a result, if the Asset Sale is not approved by the members and completed, it may result in the loss of our members' entire investment.

The Asset Sale may not be completed, which could result in our inability to continue as a going concern. There are several conditions that need to be satisfied before we can complete the Asset Sale. Any of these conditions may not be met, including the condition that requires members owning a majority of our membership units to approve the Asset Sale. If the Asset Sale is not completed, we do not believe that we will have sufficient liquid assets with which to operate our business and we may be forced to file for bankruptcy or take other unknown steps in order to preserve the value of our assets. We are currently in default on our loans with our primary lender and have failed to pay other creditors who have obtained liens against our property. While we have an agreement with our lender which has delayed a foreclosure, our lender may implement a foreclosure proceeding if we are unable to complete the Asset Sale. We cannot guarantee that we will be able to satisfy the closing conditions set forth in the Purchase Agreement. If we are unable to satisfy the closing conditions, the Purchase Agreement may terminate. REG and REG Mason City would not be obligated to complete the Asset Sale which could result in our failure and the loss of our members' entire investment.

We cannot predict the timing or amount of any distributions to our unit holders. Soy Energy has a number of outstanding liabilities that must be satisfied before it can make any distribution to its unit holders. Soy Energy owes OSM approximately $5.7 million and has an obligation to pay certain subordinated creditors approximately $1.04 million. Further, Soy Energy has accrued approximately $4.5 million in accounts payable and several lawsuits are pending by companies seeking payments for amounts they claim are owed by Soy Energy. Soy Energy currently has less than $10,000 in cash compared to more than $11 million in liabilities . The purchase price Soy Energy will receive for the assets it plans to sell is split between a cash payment of $11 million and the Promissory Note with an initial principal amount of $5.6 million. However, both the cash portion of the purchase price and the Promissory Note are subject to reductions as provided in the Purchase Agreement. These reductions, including a reduction of up to $750,000 in expenses advanced by REG to Soy Energy, may result from delays in closing the Asset Sale as well as indemnification obligations that Soy Energy has agreed to under the Purchase Agreement. If the purchase price is reduced as a result of these provisions in the Purchase Agreement, it will reduce the amount that Soy Energy may have available to distribute to its unit holders. Further, while Soy Energy will receive a portion of the purchase price in cash, it is likely that all of the cash will be used to pay Soy Energy's outstanding liabilities and none will be distributed to Soy Energy's members. It is likely that these outstanding liabilities are more than the cash portion of the purchase price, therefore, proceeds from the Promissory Note will likely be used to repay these outstanding liabilities before any distribution is made to the unit holders. As a result of these uncertainties, Soy Energy is unable to predict the timing or amount of any distributions to our unit holders.

REG Mason City may not be able to repay the Promissory Note which could reduce the amount we can distribute to our unit holders. A significant part of the purchase price is the Promissory Note issued by REG Mason City. REG Mason City is a recently established company without a history of operations. REG Mason City is a shell company, the only asset of which will be the Mason City biodiesel production facility. If REG Mason City is unable to generate sufficient revenue to repay the Promissory Note, Soy Energy may be forced to institute a foreclosure lawsuit in order to receive the amounts owed pursuant to the Promissory Note. However, Soy Energy's lien on the assets of REG Mason City is subordinate to a lien of up to $6 million in favor of REG related to improvements and repairs to the biodiesel production facility. REG has not guaranteed the Promissory Note. In the event REG Mason City is unable to repay the Promissory Note, REG Mason City may not have sufficient assets for Soy Energy to recoup any unpaid portions of the Promissory Note. If REG Mason City is unable to repay the Promissory Note, it may reduce or eliminate any distributions Soy Energy's unit holders may receive.

Distributions to our unit holders may be reduced if we experience increased operating expenses before the Asset Sale is closed and Soy Energy can be dissolved. Claims, liabilities and expenses from operations (such as operating costs, salaries, directors and officers' insurance, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to complete the Asset Sale and wind down operations. These claims, liabilities or expenses, will reduce the funds that may be available for ultimate distribution to our unit holders. If available cash and proceeds from the Promissory Note received in the Asset Sale are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to make any distributions to our unit holders.

Certain members of the Board provided subordinated debt to Soy Energy which will be repaid before any distributions will be made to the members . Members of the Board and our executive officers may have interests in the Asset Sale and Dissolution that are different from, or are in addition to, the interests of our members generally. Specifically, members of the Board and others affiliated with members of the Board, including Mr. Getting, Mr. Sand, Mr. Downs, Mr. Haack, Mr. Langel, Mr. Lansink, Mr. Wetherell, and the father of Mr. Thompson, provided subordinated debt to Soy Energy which must be repaid by Soy Energy before any distribution is paid to our unit holders upon our dissolution. Members of the Board provided subordinated debt to Soy Energy on the same terms as other members who participated in the private debt offering and will be repaid in the same manner and priority as all other subordinated debt holders. While members of the Board will be treated the same as Soy Energy's other subordinated debt holders, these liabilities will be repaid prior to the time when any distribution is made to the members. As a result of Soy Energy's obligation to repay this subordinated debt, including the subordinated debt which is held by members of the Board, distributions made to Soy Energy's members may be reduced or eliminated.

PROPOSAL ONE: THE ASSET SALE

Proposal One is a proposal to sell Soy Energy's biodiesel production facility and related assets to REG Mason City. Although the Board has approved the Asset Sale and Soy Energy executed the Purchase Agreement, the Operating Agreement also requires approval of the Asset Sale by members holding a majority of Soy Energy's outstanding membership units.

In the event the Asset Sale is not completed for any reason, we do not anticipate that Soy Energy will be able to continue as a going concern without a significant infusion of capital. The Board does not believe that it would be possible to secure the additional capital that we would require to continue as a going concern if the Asset Sale is not completed. Soy Energy's previous attempts to secure enough capital to continue as a going concern were not successful. Soy Energy's only option should the Asset Sale fail to be completed would likely be to file for bankruptcy protection and continue in Soy Energy's efforts to complete a sale of our assets.

BACKGROUND OF THE TRANSACTION

Asset Sale Process; Fairness to Soy Energy's Members

To determine whether to approve the Asset Sale, the Board consulted with legal, business and financial advisors and considered strategic, business, financial and other considerations. Soy Energy is pursuing the Asset Sale because it has had multiple setbacks since purchasing the Mason City biodiesel production facility which have negatively impacted Soy Energy's ability to continue to operate. These setbacks include general conditions in the biodiesel industry; the time and cost to commission and install the new feedstock pre-treatment front end; the methanol tank rupture and fire in May 2012, which closed the facility; and pending legal issues. Soy Energy has incurred significant losses since its inception and it continues to incur losses. Soy Energy has not operated since October 2012 and has had only limited sales of remaining inventory since that time. As a result of Soy Energy's losses and the fact that the biodiesel production facility has not been operational since October 2012, Soy Energy is in default of its loan with its primary lender, OSM-REO FF, LLC (“OSM”). Soy Energy owes OSM approximately $5.7 million and has an obligation to pay certain subordinated creditors approximately $1.04 million. Further, Soy Energy has accrued approximately $4.5 million in accounts payable and several lawsuits are pending by companies seeking payments for amounts they claim are owed by Soy Energy. Soy Energy currently has less than $10,000 in cash compared to more than $11 million in liabilities .

On October 31, 2012, Soy Energy retained Eiler Capital Advisors (“ECA”) as Soy Energy's financial advisor in connection with the potential sale of Soy Energy's facility. At that time, Soy Energy was in default on its loan covenants and had suspended biodiesel production. Under the agreement with ECA, ECA's responsibilities included: analyzing and seeking additional equity investments or other transactions, including combining with another party or selling Soy Energy's plant; representing Soy Energy in negotiations for such transactions; developing and implementing a capital plan to attract investment and to maintain Soy Energy's loan covenants; preparing a marketing memorandum to present to potential capital sources; overseeing lender/investor due diligence; and evaluating proposals from potential investors and buyers. Soy Energy asked ECA to seek to maintain a generous ownership stake for Soy Energy's investors and to attract institutional investors having additional capital investment capabilities.

ECA initiated discussions with several strategic and financial investors that ECA believed would have the financial capacity to invest in Soy Energy. These parties expressed concern about becoming investors for a number of reasons, including: the plant had not run consistently for extended periods; potential unknown liabilities of investing in the current legal entity; and the number and ownership level of Soy Energy's current unit holders. Due to these concerns, Soy Energy and its advisors determined that it was likely Soy Energy would need to give up ownership of the plant to attract enough capital to recapitalize the business and reopen the plant.

In early November 2012, Soy Energy received an unsolicited offer to purchase the plant for a combination of cash, stock, and assumption of Soy Energy's senior debt from REG. The Board decided to authorize ECA to formalize the bidding process to solicit additional proposals to purchase the plant and determine whether there were potentially other purchasers that were willing to offer more favorable terms to Soy Energy than the REG offer. ECA contacted interested parties and established a November 30, 2012 deadline for submitting non-binding confirmations of their interest in acquiring the biodiesel production facility. Soy Energy had twelve on-site visits from potential buyers representing agricultural commodity companies, biodiesel producers, ethanol companies, private equity funds, agricultural marketing cooperatives, and petroleum companies. ECA also contacted potential buyers in other industries, including petroleum retailers, global renewable energy companies, and domestic and international biochemical manufacturers. ECA had discussions with over 40 potential buyers.    Soy Energy received two confirmations of interest before the deadline. The first confirmation of interest was an all cash offer from a third party, and the second was an offer from REG of cash, stock, and assumption of Soy Energy's bank debt. Soy Energy's board reviewed these proposals and instructed ECA to continue negotiations with both parties, one of which was REG, and to confirm with the other potential buyers who had not submitted a confirmation of interest that they would not participate in the bidding process for the facility. None of the other parties indicated an interest in participating in the bidding process.

Soy Energy evaluated the all-cash offer it received prior to the November 30, 2012 deadline and determined that the cash offered was not sufficient in order to repay all of Soy Energy's outstanding obligations and therefore was not as beneficial as the REG offer.

Through a series of negotiations, Soy Energy entered into a non-binding LOI with REG on December 12, 2012 for a combination of $4,000,000 cash, 1,275,000 shares of REG stock, and assumption of Soy Energy's bank debt with an estimated total value of approximately $17.5 million, based on the value of the stock component, which closed at $6.22 on that date. The non-binding LOI was contingent on receiving approval from OSM, Soy Energy's lender, and execution of definitive agreements. Soy Energy was permitted to continue to market the Mason City biodiesel production facility and to negotiate any other arrangement until REG received consent from OSM to REG's assumption of the bank debt. As a result, Soy Energy continued to market the biodiesel production facility as Soy Energy worked with OSM regarding an assumption of Soy Energy's debt by REG.

During the time when Soy Energy was marketing the biodiesel production facility, it was also negotiating a forbearance agreement with OSM. Soy Energy was in default of its loan with OSM and the lender was threatening to exercise its rights under the loan agreements, including filing a foreclosure lawsuit. Absent a sale to a third party or raising a significant amount of additional equity or debt capital, Soy Energy did not have the resources to recommence operations, and a bankruptcy proceeding to liquidate the assets appeared imminent. Soy Energy and OSM agreed to a forbearance agreement on February 15, 2013 at which time Soy Energy's primary lender considered the proposal to have REG assume Soy Energy's primary bank loan which was a material part of the consideration offered by REG in its December 2012 non-binding LOI.

Soy Energy was notified on February 22, 2013 that OSM would not allow the full assumption of the outstanding Soy Energy debt by REG and that the primary lender was concerned that Soy Energy could not fund the estimated $800,000 in closing expenses required to consummate the transaction. Without assumption of the entire amount of debt, REG was unwilling to move forward on the same terms.

Following OSM's refusal to allow REG to assume Soy Energy's primary loan, Soy Energy and REG recommenced negotiations regarding an alternative offer which would not include an assumption of the bank loan. These negotiations started in March 2013. During this time, Soy Energy continued to evaluate its options and consider other potential sources of funding or other potential purchasers of the biodiesel production facility. During February and March 2013, Soy Energy showed the plant to two additional interested parties, neither of which made an offer to purchase the biodiesel production facility.

In April 2013, REG and Soy Energy executed a non-binding term sheet regarding a new proposed structure for a sale of the Mason City biodiesel production facility which would not include an assumption of Soy Energy's bank loan. The new agreement between REG and Soy Energy was for $11 million in cash and a $5.6 million promissory note issued to Soy Energy by REG Mason City. This structure allowed Soy Energy to avoid having to secure the consent of OSM to an assumption of the primary loan which had previously been denied by OSM. Weighing its options, Soy Energy and ECA determined that the net consideration for Soy Energy from the Asset Sale (after considering reductions in the purchase price for closing delay price reductions and advanced expenses) was superior to Soy Energy's other alternatives including the prior all cash offer Soy Energy received in November 2012 and continuing to market the biodiesel production facility or seeking bankruptcy protection.

Based on the foregoing process, and following discussions with ECA and various other advisors, the Board determined that the Asset Sale was fair to and in the best interests of Soy Energy and its members and unanimously recommended approval by the members.

Fairness Opinion

Soy Energy engaged Natwick Associates Appraisal Services ("Natwick Associates") to provide an opinion regarding the fairness of the Asset Sale to Soy Energy's members. A copy of the fairness opinion provided by Natwick Associates is included as Appendix A to this proxy statement (the "Fairness Opinion"). You are urged to read the Fairness Opinion carefully and in its entirety for a description of the assumptions made, information reviewed, matters considers, procedures followed and limitation on the review undertaken by Natwick Associates. The summary of the Fairness Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Fairness Opinion.

Natwick Associaties

Natwick Associates, which was chosen by the Board to provide the Fairness Opinion, provides commercial, industrial, residential, and farm appraisal services on the local, regional, and national levels. In the past several years, Natwick Associates has appraised numerous types of commercial and industrial property, but has increasingly been involved with ethanol plant and other renewable energy production appraisals. Natwick Associates holds permanent Certified General Appraiser Licenses in Minnesota, North Dakota, South Dakota, Iowa, Missouri, Illinois, Kentucky, Georgia, and Nebraska.

Soy Energy selected Natwick Associates after requesting proposals from several different companies involved in providing appraisals and fairness opinions in the renewable fuels industry. After reviewing the proposals received, the Board selected Natwick Associates. There has been no relationship between Soy Energy and Natwick Associates during the last two years and there are no agreements for any such relationships in the future. Natwick Associates was engaged after the Purchase Agreement was signed so Natwick Associates did not recommend the purchase price for the Asset Sale.

Soy Energy paid Natwick Associates a fee of $15,000 for its services in rendering the Fairness Opinion. Natwick Associates certified that its employment and compensation were not contingent upon their findings or valuation and Natwick Associates did not have any interest in Soy Energy or its assets. Natwick Associates completed the Fairness Opinion on June 3, 2013 and determined that the consideration offered by REG and REG Mason City pursuant to the Purchase Agreement is fair from a financial point of view.

Summary of Fairness Opinion

The Fairness Opinion was for the use and benefit of the Board in connection with its consideration of the Asset Sale and is not intended to be and does not constitute a recommendation as to how members of Soy Energy should vote or proceed with respect to the Asset Sale. Natwick Associates was not requested to opine as to, and the Fairness Opinion does not in any manner address, the relative merits of the sale of Soy Energy's assets as compared to any alternative business strategy that might exist for Soy Energy, its underlying business decision to proceed with or effect the Asset Sale, and other alternatives to the Asset Sale that might exist for Soy Energy.

In arriving at its opinion, Natwick Associates took into consideration the following information:

•
Soy Energy's current financial condition, including the fact that Soy Energy has not operated since October 2012, the defaults Soy Energy has experienced pursuant to its loan agreements, and Soy Energy's lack of liquid assets to operate its business;

•	Soy Energy's likely alternatives in the event the Asset Sale is not completed;

•	The setbacks Soy Energy experienced in operating the Mason City biodiesel production facility;

•	General conditions in the biodiesel industry;

•	The capital necessary to return the Mason City biodiesel production facility to full production;

•	Production records related to the capacity of the Mason City biodiesel production facility;

•	Soy Energy's financial model, projections and financial forecasts;

•	Interviews with Soy Energy's management concerning Soy Energy's business and its business prospects;

•	The results of operations of other businesses which Natwick Associates deemed relevant;

•	The Purchase Agreement and other agreements related to the Asset Sale;

•	A review appraisal of the physical assets prepared by Natwick Associates regarding the real estate, equipment and personal property of Soy Energy; and

•	Such other information as Natwick Associates deemed appropriate or consistent with accepted business valuation techniques.
In rendering the Fairness Opinion, Natwick Associates did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Soy Energy, or the publicly available information regarding other companies reviewed by Natwick Associates. With respect to forecasts and financial projections of Soy Energy provided by management, Natwick Associates assumed, for the purposes of the Fairness Opinion, that the forecasts were reasonably prepared on the basis of credible information and they reflected the best available estimates and judgments of management at the time of preparation as to future performance of the business.

Natwick Associates analyzed the fairness of the Asset Sale by developing an opinion as to the market value (sometimes referred to as the fair value) of the assets being sold by Soy Energy pursuant to the Asset Sale. Then, Natwick Associates compared its opinion regarding the market (fair) value of Soy Energy's assets to the purchase price associated with the Asset Sale to evaluate the fairness of the transaction.

Natwick Associates used three valuation methods, the Cost Approach, the Sales Comparison Approach and the Income Capitalization Approach. Natwick Associates placed the most weight on the Sales Comparison Approach in evaluating the market value of Soy Energy's assets because it believed that there were sufficient comparable sales of biodiesel production facilities to determine a range of market values for these facilities. These three valuations methods were analyzed by Natwick Associates in order to develop Natwick Associates' opinion regarding the market value or fair value of the assets being sold by Soy Energy.

Using the three valuation methods, Natwick Associates determined a range of market values (fair values) for the assets being sold by Soy Energy to be between $13.5 million and $16.75 million. Further, Natwick Associates determined, based on these three valuation methods, that the assets being sold by Soy Energy's are valued at $16.5 million. The purchase price associated with the Asset Sale of $16.6 million falls within the range of market values developed by Natwick Associates and is more than Natwick Associates opinion regarding the market value of the assets. Based on this analysis Natwick Associates determined that the Asset Sale was fair from a financial perspective.

Sales Comparison Approach

The sales comparison approach to estimating the value of Soy Energy's assets was used in preparing the Fairness Opinion. There have been a few recent sales transactions involving biodiesel production facilities, including the pending Asset Sale, although many of the sales in the past few years have been for plants that have been under some financial duress or needed upgrading to accommodate multiple types of feedstock. In a few cases, the selling price was not publicly disclosed or involved stock transfers and mergers that are difficult to reconcile. Natwick Associates determined that there were adequate comparables available to provide a reasonable range of value indication for an idled plant like Soy Energy's biodiesel production facility that will allow a wide variety of feedstock opportunities (after completion of the remaining retrofitting). Soy Energy is under financial duress and even though Natwick Associates considered the Asset Sale to be a market value appraisal for an operational company for establishing the Fairness Opinion, the value indications from the comparables that were also under some distress should be reliable for this analysis.

The list of comparable sales reviewed by Natwick Associates is set forth below:

Seller and Location of Facility	Purchaser of Plant	Seller Financed or Cash Purchase	Purchase Date	Nameplate Capacity-MGY	Year Built	Purchase Price in Millions	Purchase Price per Gallon
NE Bankruptcy Court	Flint Hills Resources	Cash	12-2012	50	2008	$5.0	$0.10
North Texas Bio Energy, LLC	REG New Boston, LLC	Stock and Cash	10-2012	15	2008	4.329	0.18
BullDog Biodiesel LLC	REG Atlanta, LLC	Cash & In Kind Contribution	11-2012	15	2008	2.659	0.18
SoyMor, LLC	REG Albert Lea, LLC	Stock	7-2011	30	2005	16.475	0.55
Co-Bank	Ag Processing, Inc.	Cash	7-2011	60	2007	10.0	0.17
City of Clovis	REG Clovis, LLC	Stock	9-2010	15	2008	10.191	0.68
Nova Biosource Seneca	REG Seneca, LLC	Assumed Debt	4-2010	60	2008	36.25	0.60
Central IA Energy	REG Newton, LLC	Stock	3-2010	30	2008	26.878	0.90
Freedom Fuels	Soy Energy	Cash and Financing	9-2010	30	2006-7	10.0	0.33
Based on this review of comparable sales, Natwick Associates concluded that the “as is” market value, or fair value, of the subject biodiesel plant facility in Mason City, IA in the sales comparison approach is between $0.45 to $0.55 per annual gallon of production, based on the nameplate capacity of 30 MGY. Therefore, Natwick Associates concluded that the total indicated fair value, or market value by sales comparison for Soy Energy's assets would be $13.5 million to $16.5 million.

Cost Approach

The cost approach estimate is most reliable when dealing with new construction that fulfills the highest and best use of the site. In Natwick Associates' opinion, the cost approach was somewhat applicable to a relatively new biodiesel plant like Soy Energy's biodiesel production facility, and some weight was placed on the cost approach to value in the Fairness Opinion. Soy Energy's biodiesel production facility was considered to be affected by a moderate amount of physical deterioration because it was completed in early 2006 and put into production in 2007 but has not operated for over one-half of that time. Soy Energy's biodiesel production facility is now nearly equipped to handle one hundred percent corn oil along with other vegetable oils and animal fats after the recently installed equipment (acid esterification and pre-treatment systems in the front end). Natwick Associates determined that there is some amount of external (or economic) obsolescence associated with the biodiesel production facility because even though the location of the plant is good in relation to transportation links and access to national and regional markets, the industry is still overbuilt and the competition for feedstock and sales of end product create continued tight margins. There are a number of biodiesel plants that are not operating due to recent low margins in the biodiesel industry and it appears that the domestic biodiesel production industry is operating at about 40 to 50% of total capacity.

The replacement cost calculations are based on the original construction costs and depreciation schedule provided by Soy Energy to Natwick Associates. For some of the building and site costs, Natwick Associates referred to Marshall and Swift Valuation Service cost guidelines, and known costs of other recently constructed biodiesel plants throughout the United States. The overall direct and indirect construction costs at Soy Energy's biodiesel production facility were in line with the costs of other recently built facilities of which Natwick Associates is familiar. The cost approach calculations did not include a value for the entire start-up and inventory costs, present values of any subsidies and producer incentives, tax credits, or operating capital. However, the calculations did include the improvements, equipment, and designated personal property, interest during construction, engineering costs, the entrepreneurial incentive, and the project management fee. Using the cost approach, Natwick Associates determined the market (fair) value of Soy Energy's assets was $16.75 million.

Income Approach

The income approach, which is related to investor thinking and motivation, is a basic tool for the valuation of income-producing property. The income approach is based on the principle of anticipation, reflected in the definition of value as the present worth of all the rights to future benefits accruing to ownership. These future benefits consist of the annual net operating income for a projected period of years plus a capital sum at the end of this period (reversion). The income approach is practical when an income stream attributable to the real estate can be estimated. This income estimate may be developed and supported by comparisons in the local market or alternatively, by an allocation to the real estate of some portion of the total income derived from operation of a going business in which the real estate is a contributing component. In a special purpose property such as a biodiesel plant, the total projected income as derived from the operation as a going business may be utilized to produce a net income imputable to the property. Since the real estate including equipment (the biodiesel facility) is the contributing component, all of the net operating income was used in income value calculations. However, there is some amount of the income approach value indication that would be attributed to the operating inventories and startup costs and perhaps other intangibles.

The income and expense projections that Natwick Associates was provided appeared to Natwick Associates to be commensurate with those of comparable biodiesel plants that have been successfully operating in Natwick Associates' opinion. Natwick Associates' revenue projections were also based on an average of 90% efficiency for the corn distiller's oil, which will be the primary feedstock in the process at the subject plant, (not including the methanol). After the net operating income was established to conform to patterns inherent to traditional capitalization methods, it was then translated into value indication by the application of a selected approach to value in the income approach. Using a mortgage equity technique, Soy Energy's biodiesel production facility's forecasted net operating income before depreciation and debt service was allocated to the mortgage and equity components based on market rates of return and projected mortgage values. Through a discounted cash flow and income capitalization procedure, the value of each component was calculated.

The total net present value of the mortgage and equity components equates to the overall value of the property, with part of the indication of value being allocated to operating inventories, startup costs, and perhaps some intangibles associated with an operating facility. The equity yield rate used in the discounted cash flow analysis was selected according to typical investor's anticipated or required yields. In addition, national market indicators for industrial property were considered in yield rate selection. Some weight was given to the income approach in the final estimate of market value for Soy Energy's biodiesel production facility assuming the eventual completion of necessary repairs and retrofitting that will allow the plant to operate on one hundred percent corn stillage oil. Using the income approach, Natwick Associates determined that the market (fair) value of Soy Energy's assets was $16.641 million.

Recommendation of Our Board of Directors

The Board has determined that the terms and conditions of the Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are fair to, expedient and in the best interests of Soy Energy and its members. This determination was made by a unanimous vote of all of the members of the Board. The Board unanimously recommends that our members vote “FOR” the authorization of the Asset Sale pursuant to the Purchase Agreement.

Summary Terms of the Asset Purchase Agreement

Below is a brief summary of Proposal One and the Purchase Agreement between Soy Energy, REG Mason City and REG.

Seller:	Soy Energy, LLC
Purchaser:
REG Mason City, LLC, a newly formed entity established to hold and operate the biodiesel production facility and other assets to be acquired from Soy Energy pursuant to the Purchase Agreement (“REG Mason City”). REG Mason City is an indirect wholly owned subsidiary of Renewable Energy Group, Inc. (“REG”). REG Mason City's obligations under the Promissory Note described below are not guaranteed or otherwise supported by REG.

REG:	REG will be providing the cash consideration issued as part of the transaction. REG has not guaranteed nor is REG otherwise supporting REG Mason City's obligations under the Promissory Note.
Assets being sold:	Soy Energy's biodiesel production facility and related assets, which are substantially all of Soy Energy's assets.

Purchase price:
$11,000,000 in cash.
• Subject to reduction for: delays in closing of up to $1,050,000 between July 15, 2013 and September 30, 2013; up to $750,000 of expenses advanced by REG; and payment of Soy Energy's outstanding liabilities.
• Soy Energy anticipates that all cash will be used to pay down its outstanding debts, and none will be distributed to Soy Energy's members.

Promissory note of $5,600,000 (the “Promissory Note”) from REG Mason City.
• Interest rate of 5% per annum.
• Interest-only payments for the first 8 months.
• Thereafter, monthly payments of principal and interest over a five year and four month period until the note maturity in 2019 or total repayment, whichever is sooner.
• REG Mason City must make “excess cash flow payments” to Soy Energy based on REG Mason City's EBITDA that reduces the amount of principal outstanding under the Promissory Note. The first $3,000,000 of excess cash flow is not subject to the payment requirement.
• If REG Mason City defaults under the Promissory Note or related agreements, it has a 45-day grace period before the event is considered a default, and then an additional 45 days to cure the default during which the Promissory Note will accrue interest at the default interest rate.
• Collateral for the Promissory Note is a security interest in REG Mason City's equipment and fixtures, general intangibles, and a mortgage on the real property related to the Mason City biodiesel production facility.
• Soy Energy's lien pursuant to the Promissory Note is subordinated to up to $6,000,000 in debt REG Mason City plans to borrow from REG for repair and improvement of the facility.
• REG Mason City can set off indemnified losses under the Purchase Agreement against amounts it owes to Soy Energy under the Promissory Note.
• Soy Energy expects that funds paid by REG Mason City under the Promissory Note will first be used to satisfy Soy Energy's outstanding obligations, including its subordinated debt, which were not satisfied by the cash consideration as well as any ongoing expenses. Thereafter, funds from payments on the Promissory Note will distributed to Soy Energy's members.

Indemnification:
• Soy Energy will defend and indemnify REG and REG Mason City against losses and damages related to Soy Energy's breach of any representation or warranty; Soy Energy's breach of any covenant or agreement; and any of Soy Energy's liabilities that are not assumed by REG Mason City.
• REG and REG Mason City will defend and indemnify Soy Energy against losses and damages related to REG or REG Mason City's breach of any representation or warranty; REG or REG Mason City's breach of any covenant or agreement; and any liabilities that REG Mason City has assumed.
• Each party's indemnification liability is limited to a total of $3,000,000 (except for payments pursuant to the Promissory Note), and no party will have liability for incidental, punitive or consequential damages.
• REG Mason City can reduce its payments to Soy Energy on the Promissory Note for any indemnified losses it incurs under the Purchase Agreement.

Closing Conditions:
Among others, the following closing conditions must be satisfied or waived:

• Soy Energy must obtain the approval from its members of the Asset Sale.
• Soy Energy must obtain a fairness opinion.
• Soy Energy must obtain and transfer certain permits to REG Mason City.
• Any government approvals must be obtained.

If Soy Energy does not receive the requisite approval of our members at the Special Meeting, the Asset Sale will not occur and the Purchase Agreement will terminate.

Termination:
Any of the parties may terminate the Purchase Agreement on or after September 30, 2013 if the closing does not occur before that date, subject to certain permitted extensions of up to 60 days. If the Purchase Agreement is terminated without closing the Asset Sale, Soy Energy must pay a cash termination fee to REG in certain circumstances, which will be either $500,000 or $1,000,000, as described below.

Other Agreements:
The Unit Option Agreement and Tolling Option Agreement (described below) apply if the Purchase Agreement is terminated before closing for a reason other than REG Mason City's or REG's breach.

• Under the Unit Option Agreement, REG can convert into Soy Energy membership units all or a portion of any amounts advanced to Soy Energy pursuant to the Purchase Agreement. The price per unit will be the fair market value as determined by appraisal. REG may exercise the option for one year after termination of the Purchase Agreement.
• The Tolling Option Agreement grants REG Mason City an option to have Soy Energy's biodiesel production facility operated exclusively for REG Mason City for up to one year from the date of termination of the Purchase Agreement, in exchange for the tolling fee calculated under the agreement.

Detailed information about the Asset Sale and the Purchase Agreement is provided below under the heading “Material Terms of the Purchase Agreement.”

Asset Sale Overview

Soy Energy entered into the Purchase Agreement with REG Mason City and REG, whereby Soy Energy has agreed to sell its biodiesel production facility and related assets to REG Mason City in exchange for $11,000,000 in cash (subject to reduction for delays, certain expenses advanced by REG and outstanding liabilities as described below), the Promissory Note with an initial principal balance of $5,600,000, and REG Mason City's assumption of certain liabilities (the “Asset Sale”). The Asset Sale is contingent upon the approval of Soy Energy's members holding a majority of Soy Energy's membership units. If approved by Soy Energy's members, the Asset Sale is scheduled to close within two days of satisfaction or waiver of all closing conditions, subject to the parties' ability to agree to a later date. If you have questions regarding the Purchase Agreement or Asset Sale, please contact Jeff Oestmann, our CEO, at (641) 421-7590 or by mail at Soy Energy, LLC, 4172 19th Street SW, Mason City, Iowa 50401.

Parties to the Purchase Agreement

REG's full name and address is Renewable Energy Group, Inc., 416 Bell Avenue, P.O. Box 888, Ames, Iowa 50010. REG is the largest producer of biodiesel in the United States based on gallons produced, operating a network of seven biodiesel plants with an aggregate nameplate production capacity of 227 million gallons per year. REG participates in each aspect of biodiesel production, from acquiring feedstock, managing construction and operating biodiesel production facilities to marketing, selling and distributing biodiesel and its co-products.

REG Mason City's full name is REG Mason City, LLC, and it has the same address as REG. REG Mason City was formed by REG to facilitate the Asset Sale and is REG's indirect wholly-owned subsidiary.

Soy Energy's full name and address is Soy Energy, LLC, 4172 19th Street SW, Mason City, Iowa 50401. Soy Energy owns and operates a biodiesel production facility in Mason City, Iowa.

Financial Statements of Soy Energy

Soy Energy's financial statements for the fiscal years ended October 31, 2012 and 2011 and the notes thereto are included as Appendix B to this proxy statement. Soy Energy's interim financial statements and notes thereto for the six months ended April 30, 2013 are included as Appendix C to this proxy statement.

Material Terms of the Purchase Agreement

Assets and Liabilities

Under the Purchase Agreement, Soy Energy would sell and REG Mason City would purchase, substantially all of the assets related to Soy Energy's biodiesel production facility and business, including inventory, accounts receivable, personal property, equipment, real property, buildings, intellectual property, technology, certain contracts, permits, contractual rights and claims, government incentives and goodwill (the “Purchased Assets”). The assets sold as part of the Asset Sale do not include certain excluded contracts, Soy Energy's membership units, cash, an uninstalled centrifuge, an uninstalled pellet boiler, Soy Energy's litigation rights under certain construction and engineering contracts and performance bonds, and tax credits and rebates for the period before closing (the “Excluded Assets”). Soy Energy anticipates that it will terminate contracts not assumed by REG Mason City. Additionally, Soy Energy expects it will sell the Excluded Assets and evaluate and possibly pursue its litigation claims as part of its liquidation process.

REG Mason City will assume certain liabilities under the purchased contracts. However, the Purchase Agreement requires Soy Energy to perform and discharge all excluded liabilities. Excluded liabilities include all of Soy Energy's liabilities that arose prior to closing, such as all accounts payable, all outstanding senior and subordinated debt obligations, any employee claims, claims related to excluded contracts, liabilities for certain taxes and all other obligations that relate to Soy Energy's business before the closing date.

Purchase Price

The purchase price for Soy Energy's biodiesel plant and related assets is $11,000,000 in cash (subject to reduction for delays, certain expenses advanced by REG and outstanding liabilities as described below), the Promissory Note with an initial principal balance of $5,600,000 from REG Mason City, and REG Mason City's assumption of the assumed liabilities for a total purchase price of $16,600,000.

The purchase price is subject to reduction for delays in closing, beginning with a reduction of $5,000 on July 16, 2013 and increasing $5,000 each day through July 22, 2013; $10,000 each day from July 23, 2013 to July 29, 2013; and $15,000 each day from July 30, 2013 to September 30, 2013 if the Asset Sale is not closed, for a possible total reduction of $1,050,000. Such dates will be extended to the extent of any delay caused by REG Mason City's or REG's breach. Additionally, REG has agreed to advance to Soy Energy funds to pay certain expenses of Soy Energy through July 15, 2013, including certain accounting fees, cash operating expenses of the plant and professional fees, up to a total of $750,000. The purchase price will be reduced by the amount of these advanced expenses. If the Purchase Agreement is terminated and the Asset Sale is not closed, Soy Energy must repay the advanced expenses immediately. Any unpaid expenses which were advanced by REG will accrue interest at a rate of 8%, plus REG's costs of collection. Soy Energy's obligation to repay these amounts is secured by a security interest and mortgage on all of Soy Energy's assets.

After making reductions described above, REG Mason City will use the cash payment to satisfy amounts payable to Soy Energy's lien creditors, including Soy Energy's bank debt. Soy Energy will utilize the remaining cash to pay accounts payable and holders of subordinated debt. Soy Energy anticipates that all of the initial cash payment will be used to satisfy its outstanding debts, and none will be distributed to Soy Energy's members.

The Promissory Note and related loan agreement provide for an interest rate of 5% per annum. Payments that are over 45 days late will accrue 9% interest during the first 12 months and 7.5% thereafter. For the first eight months, REG Mason City will make interest-only payments to Soy Energy. After that, REG Mason City will make monthly payments of principal and interest amortized over a five year and four month period, with the entire outstanding balance due in 2019. Additionally, REG Mason City must make certain “excess cash flow payments” to Soy Energy. Within 120 days after the end of each fiscal year during the term of the Promissory Note, REG Mason City must pay Soy Energy an amount equal to 50% of REG Mason City's excess cash flow (if any), which means REG Mason City's EBITDA for the fiscal year, minus the principal and interest payments on the Promissory Note for the period and maintenance capital expenditures made during the period. The first $3,000,000 of excess cash flow is excluded from this payment requirement, and no annual excess cash flow payment will be more than $500,000. Excess cash flow payments reduce the amount of principal that REG Mason City owes under the Promissory Note. If REG Mason City defaults under the Promissory Note or related agreements, it has a 45-day grace period before the event is considered a default and an additional 45 days to cure the default with default interest accruing during the cure period. Soy Energy expects that funds paid by REG Mason City under the Promissory Note will be used to satisfy Soy Energy's outstanding obligations, including the subordinated debt, that were not satisfied by the initial cash payment. Thereafter, any remaining funds from REG Mason City's payments pursuant to the Promissory Note will be distributed to Soy Energy's members after paying ongoing expenses.

As collateral for REG Mason City's obligations under the Promissory Note, Soy Energy will have a security interest and mortgage in REG Mason City's assets related to the Mason City plant. Soy Energy's security interest will be subordinated to up to $6,000,000 in debt that REG Mason City plans to borrow from REG for repair and improvement of the facility. Other than debt to REG of up to $6,000,000 and certain other “permitted liens,” REG Mason City may not use the property as collateral for any other debt without Soy Energy's consent or without a subordination to Soy Energy's lien. REG Mason City and REG can set off indemnified losses under the Purchase Agreement against amounts REG Mason City owes under the Promissory Note. Any amendments to the Promissory Note and related agreements must be agreed to in writing by both parties.

If and to the extent the Promissory Note constitutes a “security” for purposes of the Securities Act, it is being issued in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D.

Conduct of Business

Soy Energy bears the risk of loss of the Purchased Assets until the closing. Until the Asset Sale closes, Soy Energy has, among other things, agreed to conduct its business in the ordinary course, renew/maintain its permits, and refrain from taking certain actions without REG's consent, including: settling any claim or lawsuit for an amount greater than $25,000, amending its operating agreement, materially increasing its liabilities or entering into material contracts. Additionally, Soy Energy has agreed that, subject to certain exceptions and procedures, it will not discuss or negotiate a sale or merger with any other party. For five years after the closing date, Soy Energy and its subsidiaries are prohibited from competing with REG or REG Mason City in the biodiesel business, soliciting or hiring REG or REG Mason City's employees and soliciting REG or REG Mason City's customers.

Indemnification

Most of the representations and warranties that the parties make to each other in the Purchase Agreement survive for 12 months after the Closing Date. Some of the representations and warranties, and all of the covenants and other obligations, survive indefinitely.

Soy Energy agrees to defend and indemnify REG and REG Mason City against losses and damages related to Soy Energy's breach of any representation or warranty; Soy Energy's breach of any covenant or agreement; and any of Soy Energy's liabilities that are not assumed by REG Mason City. REG and REG Mason City agree to defend and indemnify Soy Energy against losses and damages related to REG or REG Mason City's breach of any representation or warranty, REG or REG Mason City's breach of any covenant or agreement; and any liabilities that REG Mason City has assumed. The Purchase Agreement contains detailed procedural requirements for handling indemnified claims. The parties will not have liability for losses until the aggregate amount of indemnification is $50,000. Each party's total indemnification liability is limited to $3,000,000 (except for payments pursuant to the Promissory Note), and no party will have liability for incidental, punitive or consequential damages. REG Mason City is permitted to reduce its payments to Soy Energy on the Promissory Note for any indemnified losses that it or REG incurs under the Purchase Agreement.

Conditions to Closing the Asset Sale

The closing will not occur unless several conditions are satisfied or waived, including the following, among others:

•	Soy Energy's members have approved the Asset Sale.

•	Soy Energy has received an opinion with respect to the fairness of the Asset Sale to Soy Energy's unit holders.

•	Soy Energy has obtained and transferred certain permits to REG Mason City.

•	All parties' representations and warranties are true and correct.

•	All parties' have complied with their obligations and agreements related to the Asset Sale.

•	No events have occurred that have a “Material Adverse Effect” on Soy Energy.

•	Any government approvals have been obtained.

•	REG has received a binding title commitment for title insurance on the real property.

•	Soy Energy's primary bank lender (OSM-REO FF, LLC) has provided Soy Energy and REG Mason City all documents related to paying off Soy Energy's bank debt and releasing related security interests.

•	Certain documents must be provided, including officer's certificates, land survey, bill of sale, deeds, and a FIRPTA affidavit

•	The parties have entered into certain related agreements, including agreements related to the Promissory Note and certain confidentiality and non-competition agreements.

Approval of the Asset Sale by Soy Energy's members is a condition to closing of the Purchase Agreement. Accordingly, if we do not receive the requisite approval of Soy Energy's members at the Special Meeting, the Asset Sale will not occur and the Purchase Agreement will terminate.

Regulatory Approvals

In connection with the Asset Sale and approval of the Asset Sale by its members, Soy Energy must file this proxy statement with the SEC and make any other filings required under applicable provisions of the Securities Act and the Exchange Act. Additionally, the City of Mason City must approve the transfer of the Tax Increment Financing (TIF) Agreement to REG Mason City. The parties expect that the Asset Sale will not be subject to filing and approval requirements under the HSR Act because it is under the applicable thresholds. The Purchase Agreement requires all parties to the Asset Sale to use commercially reasonable efforts to obtain all required regulatory approvals.

Termination

The Purchase Agreement may be terminated by any of the parties on or after September 30, 2013 if the closing does not occur before that date. To terminate, a party cannot be in material default of its obligations under the Purchase Agreement. Moreover, any of the parties can extend the termination date for additional periods not to exceed a total of 60 days if the closing has not occurred due to certain specific closing conditions related to obtaining certain consents and approvals. Additionally, each party may terminate the Purchase Agreement by written notice if certain events occur, such as a breach by the other party, certain environmental liabilities arise, or the failure to obtain required consents and approvals. The Purchase Agreement may also be terminated by mutual consent of the parties.

If the Purchase Agreement is terminated by REG or REG Mason City because Soy Energy receives and recommends, or does not reject, a takeover proposal from another company, or because a voluntary or involuntary bankruptcy petition is filed by or against Soy Energy and not discharged within 60 days, Soy Energy must pay REG a cash termination fee of $1,000,000. Soy Energy must also pay the fee if any of the parties terminate the Purchase Agreement because Soy Energy does not obtain unit holder approval and Soy Energy sells its assets to another third party within 12 months of Soy Energy's unit holder meeting. In that case, the termination fee is $1,000,000 if Soy Energy's unit holders generally knew about the alternative sale before the meeting and $500,000 if the alternative sale was not known before the meeting. If Soy Energy fails to pay any required termination fee when due, the termination fee will accrue interest at the Citibank prime lending rate, plus 2%. In addition, if Soy Energy fails to pay the termination fee, Soy Energy must pay all of REG's and REG Mason City's costs and expenses, including attorneys' fees and related charges, in connection with efforts to collect the termination fee. The termination fee is not the exclusive remedy available. REG and REG Mason City will also be entitled to remedies, including injunction and specific performance, and all additional and other remedies available at law or in equity to which they may be entitled.

Other Agreements

Soy Energy also entered into a Unit Option Agreement and Tolling Option Agreement that apply if the Purchase Agreement is terminated before closing for a reason other than REG's breach. Under the Unit Option Agreement, REG can convert all or part of the amount REG paid for advanced expenses into Soy Energy's units. The price per unit will be the fair market value for such unit, as determined by appraisal. REG may exercise the option for one year after termination.

The Tolling Option Agreement grants REG Mason City an option to have Soy Energy's biodiesel production facility operated exclusively for REG Mason City for up to one year if the Purchase Agreement is terminated before closing for a reason other than REG's or REG Mason City's breach. If the option is exercised, the tolling terms are to be “fair market terms” mutually agreed to by the parties, and if they cannot agree, as determined by an arbitrator. If Soy Energy has entered into a tolling agreement with another party, Soy Energy must give REG Mason City notice of the terms of the agreement. If it exercises its option, REG Mason City can choose to enter into a tolling agreement on the same terms as the third party, or enter into a tolling agreement under the terms provided in the Tolling Option Agreement.

Expected Timing of the Asset Sale

The Asset Sale is contingent upon member approval and other conditions as described in this proxy statement. If Soy Energy's members vote to approve the Asset Sale at the Special Meeting, the Asset Sale is scheduled to close within two days of satisfaction or waiver of all closing conditions, subject to the parties' ability to agree to a later closing date.

Post-Closing Plans

Following the closing of the Asset Sale, Soy Energy expects to commence the dissolution and liquidation process as described in Proposal Two if the Dissolution is approved by Soy Energy's members.

Unaudited Pro Forma Financial Information

Unaudited pro forma information regarding the effect of the Asset Sale is included in Appendix D to this proxy statement.

Tax Consequences of the Asset Sale

Soy Energy's taxable gain, or loss, and corresponding tax liability, if any, from the Asset Sale will be passed through to Soy Energy's unit holders similar to the way taxable income, or loss, is passed through to the unit holder. The tax consequences of the Asset Sale will be borne by each of Soy Energy's unit holders in proportion to such unit holder's respective ownership percentage.

The type (capital or ordinary) and amount of taxable gain, or loss, depends upon the allocation of the Asset Sale proceeds to certain property classifications. Gain on certain property classifications will be taxed as capital gain, ordinary gain, or unrecaptured Section 1250 gain. Each of these types of gain is taxed at a different rate. Plus, beginning in 2013, there is a 3.8% Medicare surtax imposed on investment income of an individual and certain trusts which can include pass-through income on a Form K-1 from a partnership interest held as a passive investment, but only if the unit holder exceeds certain income thresholds. Generally, a seller wants to allocate proceeds to assets that generate gain taxed at the lowest rates, and a buyer wants to allocate proceeds to assets that maximize depreciation deductions. The Purchase Agreement requires REG to propose an allocation of the Asset Sale proceeds for tax purposes within 60 days after the closing. Soy Energy will have 30 days after receiving the proposal to make any written objections, or REG's proposal will be binding. If Soy Energy has objections, the parties will first try to mutually settle the dispute, and if they cannot agree, the dispute will be submitted to arbitration. Therefore, the allocation of the Asset Sale proceeds will not be finalized until after the transaction has been closed, so Soy Energy can only estimate the final allocation of proceeds and the resulting tax ramifications of the Asset Sale. In addition, because part of the purchase price is an installment promissory note, some gain, if any, may be taxable to a unit holder in years after the year in which the Asset Sale closes.

Soy Energy's accounting firm has helped management prepare a preliminary projection of our 2013 taxable income/loss based on the financial information through February 28, 2013. Using preliminary financial information of Soy Energy through February 28, 2013 and assumptions regarding the Asset Sale, we expect that Soy Energy's members will have a taxable loss for 2013. However, this estimate is based on current information and a number of assumptions. Soy Energy will not be able to determine the actual tax effect until later in the year.

Taxation Generally

The foregoing description of the material federal tax consequences of the Asset Sale is included for general information only and does not constitute legal advice to any unit holder. The tax consequences of the Asset Sale may vary depending upon the particular circumstances of the unit holder. We recommend that each unit holder consult his or her own tax advisor regarding the tax consequences of the Asset Sale.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, WE INFORM YOU THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT AND (3) EACH UNIT HOLDER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Reasons the Asset Sale is being Proposed

Soy Energy has had multiple setbacks since purchasing the Mason City biodiesel production facility. These setbacks include default on its loan to its primary lender, failure to pay other creditors, including lien creditors, general conditions in the biodiesel industry; the time and cost to commission and install the new feedstock pre-treatment front end; the methanol tank rupture and fire in May 2012, which closed the facility; and pending legal issues. As a result, Soy Energy has incurred significant liabilities and losses, has ceased operations and is experiencing liquidity issues. The Board has determined it is in the best interest of Soy Energy and its members to sell Soy Energy's assets and liquidate to repay its outstanding obligations and distribute any remaining amounts to its unit holders.

Vote Required to Approve the Asset Sale

The Board has unanimously approved the Asset Sale. To meet the requirements for member approval, members holding a majority of Soy Energy's outstanding units must vote FOR the Asset Sale. Therefore, based on 33,348 membership units of Soy Energy issued and outstanding on the record date, for Proposal One to be approved, 16,675 units must be voted in favor of the Asset Sale.

RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL ONE TO APPROVE THE ASSET SALE.

Dissenters and Appraisal Rights

Pursuant to Section 6.15 of Soy Energy's Operating Agreement, members have no dissenters' or similar rights.

PROPOSAL TWO: THE DISSOLUTION
General Description of the Dissolution
The Board has proposed that the Dissolution be approved by our members at the Special Meeting. Pursuant to the Operating Agreement, in order to dissolve Soy Energy, members owning seventy-five percent (75%) of Soy Energy's units must approve the dissolution.
It is the current intention of the Board that the Dissolution will be effected following completion of the Asset Sale. However, if the Board determines that liquidation and dissolution are not in the best interests of Soy Energy or its members, the Board may direct that the Dissolution be abandoned.
If the Dissolution is approved but (i) the Asset Sale is not authorized by the members; or (ii) the Asset Sale is not completed, then the Dissolution will be abandoned by the Board. Due to our current liquidity challenges, we may be forced to seek bankruptcy or other similar protection if the Asset Sale is not completed.
If our members do not approve the Dissolution, we will still complete the Asset Sale if it is authorized by our members and the other conditions to closing are satisfied or waived. In that case, we will have transferred substantially all of our operating assets to REG Mason City and will have no operations to generate revenue. We would likely continue to ask the members to approve the Dissolution. In any event, with no assets with which to generate revenues and no Dissolution approved, we would use the cash received from the Asset Sale to pay ongoing operating expenses including continuing our SEC reporting obligations, instead of making distributions to our members. We do not anticipate having any material business or operations after the Asset Sale.
The Board has approved a plan of dissolution (the “Plan of Dissolution”) which dictates the steps that Soy Energy will take provided that the Dissolution is approved by the members. It is anticipated that all of Soy Energy's assets which remain following the Asset Sale, primarily the Promissory Note, Soy Energy's outstanding litigation claims and any assets excluded from the Purchase Agreement, will be transferred to a liquidating trust for the benefit of Soy Energy's members. The liquidating trust will collect Soy Energy's assets and distribute the proceeds to the members in accordance with the Plan of Dissolution.
The Dissolution and the Plan of Dissolution have been approved unanimously by the Board, subject to member approval. In connection with its approval of the Dissolution, the Board determined that if Soy Energy proceeded with the Asset Sale, taking into consideration the losses which Soy Energy is continuing to incur, it would not be advantageous to Soy Energy or its members to continue Soy Energy's business operations after the effectiveness of the Asset Sale and that Soy Energy should be dissolved.
Termination of Business Activities
Assuming the Dissolution is approved and the Asset Sale closes, we will file a statement of dissolution with the Iowa Secretary of State and we will cease conducting normal business operations and will proceed to wind-up our business and affairs pursuant to the Plan of Dissolution. Winding up our business and affairs will include sending notice to and paying our creditors and transferring our assets to a liquidating trust. We do not anticipate that we will have cash to distribute to our members when we dissolve. We anticipate that our members will only receive distributions of our remaining assets through the liquidating trust, primarily from payments received, if any, from the Promissory Note.
Liquidator
If our members approve the Dissolution, the Board will act as the “Liquidator” as that term is defined in the Operating Agreement. The Board will act on Soy Energy's behalf to wind-up and liquidate the assets of Soy Energy.
Notification of Creditors
The Board will notify the creditors of Soy Energy pursuant to the requirements of Iowa law and will proceed to either pay or dispute any claims received from creditors, all as required by Iowa law.
Disposition of the Assets of Soy Energy
The Plan of Dissolution gives the Board the power to direct the sale or disposal of all the assets of Soy Energy on such terms and in such manner as determined by the Board. Approval of the Dissolution will constitute approval of any such sales or disposal. Soy Energy will not be required to obtain any further member approval with respect to specific terms of any particular sales of assets approved by the Board. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law.
Liquidating Trust
We anticipate that the assets remaining after the payment of Soy Energy's creditors will be contributed to a liquidating trust for the benefit of the members. Soy Energy anticipates that the remaining assets will primarily be the Promissory Note, any interest Soy Energy has in any litigation, and any assets excluded from the Purchase Agreement. The liquidating trust will then succeed to all of our then remaining assets and any of our remaining liabilities and obligations. The Board may appoint one or more of its members to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines are appropriate. Approval and adoption of the Dissolution by the members also will constitute approval by the members of any appointment of a trustee and of a liquidating trust agreement between us and any trustee.
Distributions to Members
The Board will determine, in its sole discretion and in accordance with the Plan of Dissolution and applicable law, the timing of, the amount of, the kind of and the record dates for all distributions made to our members. The Board has not established a firm timetable for distributions to members or for the amount of any distributions. No assurances can be made as to the ultimate amounts to be distributed or the timing of any distributions.
Interests of Certain Persons in the Dissolution
Members of the Board and our executive officers may have interests in the Dissolution that are different from, or are in addition to, the interests of our members generally. Specifically, members of the Board and others affiliated with members of the Board, including Mr. Getting, Mr. Sand, Mr. Downs, Mr. Haack, Mr. Langel, Mr. Lansink, Mr. Wetherell, and the father of Mr. Thompson, provided subordinated debt to Soy Energy which will be repaid by Soy Energy before any distribution is paid to our unit holders upon our dissolution. Members of the Board provided subordinated debt to Soy Energy on the same terms as other members who participated in the private debt offering and will be repaid in the same manner as all other subordinated debt holders. The Board was aware of these interests and considered them, among other matters, in approving the Dissolution.
Indemnification of Directors and Officers
Pursuant to the Plan of Dissolution, we will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Dissolution and the winding up of the business and affairs of Soy Energy in accordance with our Articles of Organization, the Operating Agreement, our existing directors' and officers' liability insurance policy and applicable law. Any claims arising in respect of such indemnification may be satisfied out of any assets transferred to a liquidating trust.
The Board has obtained and the trustees of any liquidating trust are authorized to obtain and maintain insurance as may be necessary to cover our indemnification obligations.
Certain Compensation Arrangements
Pursuant to the Plan of Dissolution, Soy Energy may, in the absolute discretion of the Board, pay to Soy Energy's present or former officers, directors, employees, agents and representatives, or any of them, compensation in connection with the implementation of the Plan of Dissolution.
Surrender of Unit Certificates
Subsequent to the date when the Statement of Dissolution is filed, Soy Energy may at its election require the members to surrender their unit certificates in order to receive subsequent distributions. Members should not forward their unit certificates before receiving instructions to do so. If surrender of unit certificates is required, all distributions otherwise payable by Soy Energy or a liquidating trust, if any, to members who have not surrendered their unit certificates may be held in trust for such members, without interest, until the surrender of their certificates. If a member's unit certificate has been lost, stolen or destroyed, the member may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with an indemnity, as a condition to the receipt of any distribution.
Abandonment
The Board may abandon the Plan of Dissolution without further action by the members provided the Asset Sale is not approved by the members.
Unit Transfers
If the Dissolution is approved by our members and the Board effects the Dissolution, Soy Energy will close its transfer books. Soy Energy will not record any further transfers of our units except pursuant to the provisions of a deceased member's will, intestate succession or operation of law. It is anticipated that no further trading of Soy Energy's units will occur after the date the Statement of Dissolution is filed with the Iowa Secretary of State.
Dissenters and Appraisal Rights

Pursuant to Section 6.15 of the Operating Agreement, members have no dissenters' or similar rights.

United States Federal Income Tax Consequences to Unit Holders
If the members approve the Dissolution and the Board effects the Dissolution and liquidation whereby a unit holder's entire interest in Soy Energy is liquidated, a unit holder will recognize gain equal to the difference between (i) the sum of the amount of cash plus a pro rata portion of any reduction of Soy Energy's debt and the fair market value of any marketable securities distributed to such unit holder directly or to the liquidating trust on the unit holder's behalf and (ii) such unit holder's tax basis for his membership units. A unit holder will realize a loss only if he receives from Soy Energy cash (but not marketable securities) and property such as accounts receivable and inventory, equal to the difference between (i) the unit holder's adjusted tax basis in his membership units, and (ii) the sum of such property. Gain would not be recognized until the year in which liquidating distributions exceed the unit holder's tax basis in his membership units, and loss cannot be recognized until the year in which the final liquidating distribution is received. If a liquidating trust is successfully implemented, Soy Energy should terminate in the year in which property is contributed to the trust and then gain or loss can be computed in that year. When liquidating a unit holder's membership units in Soy Energy, any previous losses that were not allowed to be deducted by such unit holder will now be deductible.
A unit holder's tax basis in his membership units generally will equal the unit holder's cost for his membership units as increased or decreased based on allocations of income and loss and any distributions Soy Energy has made over time. The gain or loss will be a capital gain or loss unless there are non-pro rata distributions involving ordinary income property like inventory. For 2013, long-term capital gain realized by a unit holder that is an individual, estate or trust generally is taxed at a rate of 0%, 15% or 20% depending on your filing status (single or married) and amount of total income. Plus, beginning in 2013, there is a 3.8% Medicare surtax imposed on investment income of an individual and certain trusts which can include pass-through income on a Form K-1 from a partnership interest held as a passive investment, but only if the unit holder exceeds certain income thresholds. A capital gain or loss will be long term with respect to a membership unit that has been held by a unit holder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash received by each unit holder upon the complete liquidation of Soy Energy and the unit holder's interest in Soy Energy will be the adjusted basis in the unit holder's membership units (reduced by any money received).
If Soy Energy effects the Dissolution and liquidates, unit holders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the liquidating trust. A unit holder's gain or loss will be computed on a “per unit” basis so that gain or loss is calculated separately for blocks of units acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each membership unit owned by a unit holder. Gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a unit holder with respect to a membership unit exceeds such unit holder's tax basis for that membership unit. If the amount of the distributions is less than the unit holder's basis in his membership units, the unit holder will generally recognize a loss in the year the final distribution is received by the unit holder or by the liquidating trust on behalf of the unit holder.
If Soy Energy effects the Dissolution and liquidates, we will, at the close of the taxable year, provide unit holders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to the unit holders (or transferred to the liquidating trust) during that year as determined by Soy Energy, at such time and in such manner as required by the Treasury Regulations.
United States Income Tax Consequences of a Liquidating Trust
If we transfer assets to the liquidating trust in connection with the Dissolution, we intend to structure the liquidating trust so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.
Unit holders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution will be treated as a distribution in liquidation of the unit holder's membership units. The effect of the distribution on a unit holder's tax basis in his membership units is discussed above in “United States Federal Income Tax Consequences to Unit Holders.”
As owners of the trust, the unit holders will be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust for example, any payments received on the installment promissory note and short-term investment of any cash. The income, expense, gain or loss recognized by the liquidating trust will not affect a unit holder's basis in his membership units.
As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, unit holders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.
We have not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with our conclusion that the liquidating trust should be treated as a liquidating trust for federal income tax purposes. If, contrary to our expectation, it were determined that the liquidating trust should be classified for federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the unit holders and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the unit holders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.
Taxation Generally
The foregoing description of the material federal tax consequences of the Dissolution is included for general information only and does not constitute legal advice to any unit holder. The tax consequences of the Dissolution may vary depending upon the particular circumstances of the unit holder. We recommend that each unit holder consult his or her own tax advisor regarding the tax consequences of the Dissolution.
TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, WE INFORM YOU THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT AND (3) EACH UNIT HOLDER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO TO APPROVE THE DISSOLUTION.
PROPOSAL THREE: THE ADJOURNMENT
At the Special Meeting, we may ask our members to vote on a proposal to adjourn the Special Meeting if necessary or appropriate in the sole discretion of the Board, including to solicit additional proxies for one or more proposal(s) in the event that there are not sufficient votes at the time of the Special Meeting or any adjournment or postponement of the Special Meeting to approve one or more of the proposals.
If at the Special Meeting the number of units present or represented by proxy and voting in favor of the Asset Sale proposal and the Dissolution proposal is insufficient to approve the proposals, then the Board intends to move to adjourn the Special Meeting in order to solicit additional proxies in favor of the proposals. If at the Special Meeting the number of units present or represented by proxy and voting in favor of either the Asset Sale proposal or the Dissolution proposal is insufficient to approve such proposal (but where sufficient votes are received to approve the other proposal), then the Board may take a vote and close the polls on the proposal which has received the requisite member approval, but adjourn the meeting in order to solicit additional votes solely with respect to the proposal as to which there are insufficient votes to approve the proposal. For example, if Soy Energy has received proxies sufficient to approve the Asset Sale proposal but not the Dissolution proposal, then the Board may elect to take a vote and close the polls on the Asset Sale proposal while adjourning the Special Meeting to solicit additional votes with respect to the Dissolution proposal. This would enable Soy Energy to complete the Asset Sale even if Soy Energy elects to adjourn the Special Meeting to seek additional votes to approve the Dissolution proposal. Voting in favor of the adjournment proposal will allow Soy Energy to take such actions.
Alternatively, even if there are sufficient units present or represented by proxy voting in favor of both of the proposals, the Board may hold a vote on the adjournment proposal if, in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Special Meeting to a later date and time. In that event, Soy Energy will ask its members to vote only upon the adjournment proposal and not the Asset Sale proposal or the Dissolution proposal.
Any adjournment of the Special Meeting will allow our members who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned. Where a vote has been taken (and the polls have been closed) with respect to one proposal at the Special Meeting, but where the Special Meeting has been adjourned solely with respect to the other proposal, then a member may revoke a proxy only with respect to the proposal as to which the Special Meeting was adjourned.
If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the members who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.
RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL THREE TO ADJOURN THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

No person or entity, including our officers and directors, currently beneficially owns more than 5% of our membership units.

SECURITY OWNERSHIP OF MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. Each of our directors and executive officers can be contacted at Soy Energy's address, Soy Energy, LLC, 4172 19th Street SW, Mason City, IA 50401. As of June [___], 2013, members of the Board and executive officers own membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Units	Charles Sand, Director (1)	690	2.07%
Units	Ron Wetherell, Director (2)	120	*
Units	Doug Lansink, Director (3)	80	*
Units	Dallas Thompson, Director	171	*
Units	Darrell Downs, Director (4)	75	*
Units	Charles Getting, Director (5)	126	*
Units	Daryl Haack, Director(6)	80	*
Units	Dave Langel, Director (7)	111	*
Units	Jeff Oestmann, CEO/CFO	—	*
	Total:	1,453	4.36%
(*) Indicates that the membership units owned represent less than 1% of the outstanding units.

(1)	Charles Sand is the sole owner of 240 membership units. In addition, Charles Sand is the CEO, director, and 12.7% owner of Sand Seed Service, Inc. which owns an additional 450 shares.

(2)	Ronald Wetherell's units are held jointly with his spouse, Sandra Wetherell.

(3)	Doug Lansink's units are held jointly with his spouse, Teresa Lansink.

(4)	Darrell Downs's units are held jointly with his spouse, Doris Downs.

(5)	Charles Getting's units are held jointly with his spouse, Joanne Getting.

(6)
Daryl Haack's units are held in the name of the Daryl J. Haack Revocable Trust. Mr. Haack beneficially owns 20 units which are owned by the Alyda C. Haack Revocable Trust, of which Mr. Haack's wife is the grantor.

(7) Dave Langel beneficially owns 86 units held in the name of City Farms, Inc. of which Dave Langel is a joint owner with his wife Paula Langel. Dave Langel holds 25 units jointly with his spouse, Paula Langel.

SUBMISSION OF MEMBER PROPOSALS

We do not intend to hold an annual member meeting if the Asset Sale is completed and we file our Statement of Dissolution prior to the end of our 2013 fiscal year. However, if we do hold an annual meeting during our 2013 fiscal year, members interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2013 annual meeting may do so by following the procedures we will include in a Form 10-Q or Form 8-K filed prior to filing our proxy materials for the 2013 annual member meeting. Proposals should be sent to our Chairman at Soy Energy, LLC, 4172 19th Street SW, Mason City, IA 50401.

Members who wish to nominate persons for election to the Board at the 2013 annual meeting, but who do not intend for such nomination to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination to our Chairman at the above address at least 45 days prior to the 2013 annual member meeting unless a different date is set forth in a Form 10-Q or Form 8-K filing made by Soy Energy prior to the annual member meeting.
Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC's website at http://www.sec.gov.

You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from what is contained in this proxy statement. The date of this proxy statement is June [___], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement will not create any implication to the contrary.

APPENDIX A

FAIRNESS OPINION

Natwick Associates
Appraisal Services

Herman A. Natwick James R. Natwick

1205 4th Avenue South • Fargo, North Dakota 58103
Phone: (701) 235-5541 • Fax: (701) 235-1573 • (800) 279-4757 • E-mail: natwick@integraonline.com

June 3, 2013

Mr. Jeff Oestmann
President & CEO
Soy Energy, LLC
4172 19th St. SW
Mason City, IA 50401

Dear Mr. Oestmann,

You have requested that Natwick Associates Appraisal Services provide you with its opinion as to the fairness, from a financial and market point of view, of the consideration to be paid by REG Mason City, LLC and Renewable Energy Group, Inc. for substantially all the assets of Soy Energy, LLC pursuant to an Asset Purchase Agreement dated as of May 1, 2013. You have also requested that we complete a market value (fair value) appraisal, which provides the basis for the fairness opinion.

Fairness Opinion:

It is our understanding that due to the current financial condition of Soy Energy, LLC and lack of liquid assets, if the members of Soy Energy, LLC do not approve the Asset Sale, the company will likely be forced to file bankruptcy. Also, if the members do not approve the Asset Sale, it is likely that OSM, their primary lender, will institute a foreclosure action. Also important to note is that Soy Energy is pursuing the Asset Sale because it has had multiple setbacks since purchasing the Mason City biodiesel facility, including general conditions in the biodiesel industry, the time and cost to commission and install the new feedstock pre-treatment front end and acid esterification system, the methanol tank rupture and fire in May 2012, which closed the facility, and pending legal issues. As a result, Soy Energy has incurred significant losses and liabilities, is in default on its loan to its primary lender, has failed to pay creditors, including lien creditors, has not operated since October 2012, and is experiencing liquidity issues.

APPENDIX A - 1

Mr. Oestmann June 3, 2013

In arriving at the Fairness Opinion set forth below, the scope of work related to developing a fairness opinion, much of the information required for the market value appraisal was used.

As part of the process, we reviewed the financial statements of Soy Energy, LLC that were available for the periods through March 31, 2013, as well as the limited production records that were made available. The plant did not operate at stabilized rates close to nameplate capacity for any length of time when Soy Energy has owned the plant and we relied on some of Soy Energy's financial model and projections for data for our discounted cash flow analysis. We also reviewed certain information, including the financial forecasts, relating to the business, earnings, cash flows and assets of the business, furnished to us by or on behalf of Soy Energy. We conducted discussions with members of the management of Soy Energy, LLC concerning the business and prospects of the business, and discussions were also conducted with other industry participants. We also compared the results of operations of the business with that of certain companies which we deemed relevant and considered the financial condition of Soy Energy, LLC with respect to liquidity and capital position as of the effective date.

In regards to the pending acquisition, we compared the financial terms of the purchase with the financial terms of certain other mergers and acquisitions of biodiesel plants which we deemed relevant. We reviewed the Letter to Members and Proxy Statement filed with the SEC in regards to the proposed asset sale of Soy Energy, LLC to REG Mason City, LLC and performed such other analyses and reviewed and analyzed such other information as deemed appropriate.

In rendering this fairness opinion, Natwick Associates Appraisal Services did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Soy Energy, LLC, or the publicly available information regarding other companies. With respect to forecasts and financial projections of Soy Energy, LLC provided by management, we have assumed, for the purposes of this opinion, that the forecasts have been reasonably prepared on the basis of credible information and they reflect the best available estimates and judgments of management at the time of preparation as to future performance of the business.

As indicated above, we were engaged to provide an appraisal of the real estate, equipment and personal property assets of Soy Energy, LLC. Our opinion is also based on regulatory, economic, market, and monetary conditions existing on the effective date of valuation and the fairness opinion.

This opinion has been prepared for your information in connection with the Asset Purchase Agreement and shall not be reproduced, summarized, described or referred to or provided to any person or otherwise made public without the prior consent of Natwick Associates Appraisal Services. It is understood, however, that the members or shareholders of Soy Energy, LLC will have access to this opinion.

Conclusion - Fairness Opinion:

On the basis of, and subject to the foregoing, I am of the opinion that the consideration to be paid by REG, LLC and Renewable Energy Group, Inc. is fair from a financial point of view. As presented in the following market value appraisal, our finial opinion of market value or fair value of the subject property, which includes the real estate, equipment, personal property, and intangible business value of Soy Energy, LLC as of May 22, 2013 was $16.5 million. It appears that the agreed upon total purchase price of $16.6 million including cash and the Promissory Note is within the range of indicated values by the three approaches to value in our appraisal, which was $13.5 million to $16.75 million.

APPENDIX A - 2

Mr. Oestmann June 3, 2013

Market Value or Fair Value Appraisal:

Also in accordance with your request, I have developed an opinion of the market value, synonymous with fair value, of the fee simple interest in the Soy Energy, LLC Biodiesel Plant that is located near Mason City, Iowa as well as a Fairness Opinion in regards to the proposed sale of the assets of Soy Energy, LLC to REG Mason City, LLC. The opinion of market value or fair value is based on an inspection of the plant by James Natwick on May 22, 2013 and review of the plant operating and financial data as well as analysis of the market concerning recent comparable biodiesel plant sale transactions. The recent plant additions and retrofitting should allow processing feedstock with a higher FFA content than soybean oil. There is some work left to be completed before the plant could operate on 100% corn stillage oil. The subject property includes the existing improvements and equipment, and designated personal property. This opinion of value is also predicated on the following:

a. Physical inspection of the subject property on May 22, 2013.
b. Comparison as a process.
c. An analysis of the economic background of the area and an analysis of pertinent market data related to biodiesel, the feedstocks used in biodiesel production and related products.
d. Cost analysis, less reasonable charges for depreciation, plus a fair value to the land.
e. Income capitalization approach.
f. An analysis of all pertinent data, some contained in this report and other data in the confidential workfile of this appraisal located in our office.

Market Value or Fair Value Opinion "as is":

The range of indicated values for the subject property as of the effective date of valuation was from $13.5 million to $16.75 million. As a result of my analysis of the market and property data gathered and my judgment and experience, it is my opinion that the market value of the fee simple interest in the subject property, as of May 22, 2013 with the plant in its "as is" condition is as follows.

SIXTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS
($ 16,500,000)
Land, Improvements, Equipment, Designated Personal Property, Inventories

Breakdown of Market Value Opinion:

The following breakdown of the market value (on the next page) of the subject property is provided to comply with USPAP Standards Rule 1-4(g). In the case of a biodiesel plant facility, nearly all of the mechanical and process equipment is permanently affixed to foundations within or outside buildings and is considered real property. Therefore the furniture, fixtures and equipment listed below consists only of the rolling stock, spare parts equipment, and the office, lab, and maintenance equipment. The property included in our opinion of market value does not include operating capital or operating inventories.

APPENDIX A - 3

Mr. Oestmann June 3, 2013

Breakdown of Market Value/Fair Value Opinion:

Land Value	**$ 580,000**
Integrated Mechanical and Process Equipment	**$ 10,490,000**
Building and Site Improvements	**$ 2,522,000**
Engineering and Other Soft Costs	**$ 2,668,000**
Furniture, Fixtures and Equipment (Personal Property)	**$ 240,000**
Normal 14 Day Inventories and Startup Costs	**Not Included**
Total Opinion of Market Value	**$ 16,500,000**

*Based on an assumption that the plant is capable of stabilized operations at about 27 MGY of biodiesel that will meet or exceed ASTM Specification D6751 without another major retrofit, but realizing that the owners estimate at least $2.4 million in repairs and additions plus operating capital and startup costs are necessary for resuming operations using 100% corn stillage oil.

The market value and fair value conclusions of this appraisal report are our estimates based on accepted real estate appraisal practice. This appraisal conforms to the Uniform Standards of Professional Appraisal Practice (USPAP) as adopted by the Appraisal Foundation. This appraisal also conforms to the prevailing guidelines issued under Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 (i.e. FIRREA) and is made in accordance with Part 34, 12 CFR. This is a Market Value Appraisal utilizing a Summary Appraisal Report.

We hereby certify that we have no undisclosed interest in the property, and our employment and compensation are not contingent upon our findings and valuation. Possession of this report or a copy thereof, does not carry with it the right of publication, nor may the same be used for any purpose by any but the requestor without the previous written consent of the undersigned or the requestor, and in any event, only with the proper qualifications.

It has been a privilege to be of service, and appreciation is expressed for this assignment and the courtesies extended during the course of this analysis. If you have any questions about this appraisal report, fairness opinion, or the related analysis, please do not hesitate to contact us.

Sincerely,
NATWICK ASSOCIATES APPRAISAL SERVICES

James Natwick

James Natwick, Certified General Appraiser
Appraiser License MN # 20078604; Iowa CG 02596

APPENDIX A - 4

NATWICK ASSOCIATES APPRAISAL SERVICES CERTIFICATION

CERTIFICATION

I certify that, to the best of my knowledge and belief:

The statements of fact contained in this report are true and correct.

The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, impartial, and unbiased professional analyses, opinions and conclusions.

I have no present or prospective interest in the property that is the subject of this report; and no personal interest with respect to the parties involved.

I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

My engagement in this assignment was not contingent upon developing or reporting predetermined results.

My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the *Uniform Standards of Professional Practice* of the Appraisal Foundation and the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, as well as the requirements of the laws of the State of Iowa relating to review by its duly authorized representatives. This report also conforms to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and is in conformance with Attachment II, the referenced Foundation Standards and OCC 12 CFR Part 34, Appraisal Standards.

James Natwick made an inspection of the subject property on May 22, 2013. No one provided significant real property appraisal assistance to the person signing this certification.

I have performed **no** services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this appraisal.

I have the appropriate knowledge of specific market and relevant experience appraising properties similar in size and complexity to the property under consideration to complete this assignment with competence.

James Natwick, Certified General Appraiser,
Appraisal License - MN #: 20078604; Iowa CG 02596

5

APPENDIX A - 5

APPENDIX B

FINANCIAL STATEMENTS AND FOOTNOTES FROM
ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED OCTOBER 31, 2012

Board of Directors
Soy Energy, LLC
Mason City, Iowa
We have audited the accompanying balance sheets of Soy Energy, LLC as of October 31, 2012 and 2011, and the related statements of operations, changes in members' equity, and cash flows for each of the years then ended. Soy Energy, LLC's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Soy Energy, LLC as of October 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had delays in commencing operations, incurred losses greater than expected, and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Boulay, Heutmaker, Zibell & Co., P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota
June 14, 2013

Appendix B - 1

SOY ENERGY, LLC
Balance Sheets

ASSETS	October 31, 2012	October 31, 2011

Current Assets
Cash and cash equivalents	$64,331	$662,946
Certificates of deposit	—	255,923
Accounts receivable	239,015	88,886
Inventories	216,962	3,602,931
Prepaid cost and other	134,625	60,746
Total current assets	654,933	4,671,432

Property, Plant and Equipment
Land and improvements	431,801	502,176
Buildings	3,682,629	3,278,738
Equipment	13,613,377	6,313,762
Accumulated depreciation	(1,418,211)	(24,955)
Total	16,309,596	10,069,721
Construction in progress	—	9,902,982
Net property, plant and equipment	16,309,596	19,972,703

Other Assets
Other	—	43,419
Assets held for sale	650,262	1,875,637
Escrow deposit	379,979	379,894
Debt service reserve	151,021	150,766
Debt issuance costs, net	—	135,530
Total other assets	1,181,262	2,585,246

Total Assets	$18,145,791	$27,229,381

Notes to Financial Statements are an integral part of this Statement.

Appendix B - 2

SOY ENERGY, LLC
Balance Sheets

LIABILITIES AND MEMBERS' EQUITY	October 31, 2012	October 31, 2011

Current Liabilities
Accounts payable	$4,387,831	$911,865
Accrued expenses	330,166	209,730
Line of credit	—	610,500
Note payable	250,000	—
Current maturities of long-term debt	5,606,432	473,826
Total current liabilities	10,574,429	2,205,921

Long-Term Debt, Net of Current Maturities	1,048,111	5,577,058

Member contributions, 33,348 and 33,018 Units Issued and Outstanding, respectively	6,523,251	19,446,402

Total Liabilities and Members’ Equity	$18,145,791	$27,229,381
Notes to Financial Statements are an integral part of this Statement.

Appendix B - 3

SOY ENERGY, LLC
Statements of Operations

	Year Ended	Year Ended
	October 31, 2012	October 31, 2011

Sales	$10,389,138	$34,172
Costs of Goods Sold	15,755,222	224,151
Gross Loss	(5,366,084)	(189,979)

Operating Expenses
General and administrative	2,086,083	1,309,577
Professional fees	660,032	308,651
Impairment	4,375,375	175,743
Total operating expenses	7,121,490	1,793,971

Operating Loss	(12,487,574)	(1,983,950)

Other Income (Expense)
Interest income	1,359	48,849
Other income	(76,226)	6,089
Interest expense	(566,960)	—
Total other income (expense), net	(641,827)	54,938

Net Loss	$(13,129,401)	$(1,929,012)

Weighted Average Units Outstanding - Basic and Diluted	33,202	33,018

Net Loss Per Unit - Basic and Diluted	$(395.44)	$(58.42)

Notes to Financial Statements are an integral part of this Statement.

Appendix B - 4

SOY ENERGY, LLC
Statements of Changes in Members' Equity

Balance at October 31, 2010	$21,375,414

Net loss for the year ended October 31, 2011	(1,929,012)

Balance at October 31, 2011	$19,446,402

Capital contributions - 330 units, $625 per unit	206,250

Net loss for the year ended October 31, 2012	(13,129,401)

Balance at October 31, 2012	$6,523,251
Notes to Financial Statements are an integral part of this Statement.

Appendix B - 5

SOY ENERGY, LLC
Statements of Cash Flows

	Year Ended	Year Ended
	October 31, 2012	October 31, 2011

Cash Flows from Operating Activities
Net loss	$(13,129,401)	$(1,929,012)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,427,820	19,001
Write-off of loan costs included with interest expense	120,914	—
Loss on sale of assets held for sale	1,462	45,000
Impairment of long-lived assets	4,375,375	175,743
Other	9,771	(5,974)
Changes in operating assets and liabilities:
Accounts receivable	(150,129)	(84,893)
Inventories	3,385,969	(3,602,931)
Prepaid costs and other	(30,460)	(203,679)
Accounts payable	3,150,041	337,159
Accrued expenses	120,436	51,824
Net cash used for operating activities	(718,202)	(5,197,762)

Cash Flows from Investing Activities
Capital expenditures	(550,991)	(1,037,013)
Proceeds from disposal of assets held for sale	400	200,000
Payments for certificates of deposit	—	(774,820)
Proceeds from maturing certificates of deposit	255,923	518,897
Net cash used for investing activities	(294,668)	(1,092,936)

Cash Flows from Financing Activities
Payments for debt issuance costs	—	(8,143)
(Decrease) increase in line-of-credit, net	(610,500)	610,500
Proceeds from note payable	250,000	—
Proceeds from long-term debt	1,038,000	—
Payments on long-term debt	(469,495)	(1,668)
Capital contributions	206,250	—
Net cash provided by financing activities	414,255	600,689

Net Decrease in Cash and Cash Equivalents	(598,615)	(5,690,009)

Cash and Cash Equivalents at Beginning of Period	662,946	6,352,955

Cash and Cash Equivalents at End of Period	$64,331	$662,946

Notes to Financial Statements are an integral part of this Statement.

Appendix B - 6

SOY ENERGY, LLC
Statements of Cash Flows

	Year Ended	Year Ended
	October 31, 2012	October 31, 2011

Supplemental Cash Flow Information
Interest expense paid	$327,220	$—
Capitalized interest paid	81,910	278,290

Supplemental Schedule of Non-cash Investing and Financing Activities
Construction-in-progress in accounts payable	$—	$474,553
Construction-in-progress in accrued expenses	—	25,825
Property, plant and equipment in accounts payable	325,925	3,929
Assets held for sale reclassified to construction-in-progress	—	529,000
Prepaid costs reclassified to construction-in-progress	—	95,000
Amortization of loan fees, discounts and prepaid costs capitalized as construction-in-progress	5,318	127,864
Payment of construction-in-progress with escrow deposit	—	6,302,796

Notes to Financial Statements are an integral part of this Statement.

Appendix B - 7

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Soy Energy, LLC, an Iowa limited liability company, (the Company) operates a 30 million gallon per year (MGY) production biodiesel facility in Mason City, Iowa. The Company produces and sells biodiesel, glycerin and soapstock. The Company commenced operations in January 2012. Prior to January 2012, the Company was in the development stage. On October 22, 2012, the Company shut down its biodiesel facility due to difficult market conditions, continued production challenges, and low working capital.

Fiscal Reporting Period

The Company adopted a fiscal year ending October 31 for financial operations.

Accounting Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. The Company uses estimates and assumptions in accounting for significant matters, among others, the carrying value of long-lived assets and the assumptions related to impairment testing and inventory valuation. Actual results may differ from previously estimated amounts and such differences may be material to the financial statements.

Revenue Recognition

The Company generally sells biodiesel and related products pursuant to marketing agreements. Revenues are recognized when the marketing company (the "customer") has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectability is reasonably assured.

On August 16, 2012, the Company entered into a tolling agreement with an unrelated party. The Company's revenue from the agreement is based on a processing fee which is earned as biodiesel is produced. Additionally, the Company shares in related profits/losses associated with the sale of biodiesel produced for the unrelated party based on the terms defined within the tolling agreement.

Cash and Cash Equivalents

The Company considers all liquid debt instruments purchased with an original maturity of three months or less to be cash and cash equivalents.

At times throughout the year, cash and cash equivalents balances exceeded amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced losses relative to cash and cash equivalents, and does not believe such accounts are at a significant risk of loss.

Accounts Receivable

Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral.

Accounts receivable are recorded at estimated net realizable value. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company's credit terms. Accounts considered uncollectible are written off. The Company's estimate of the allowance for doubtful accounts is based on historical experience, its evaluation of the current status of receivables, and unusual circumstances, if any. At October 31, 2012 and 2011, the Company was of the belief that such accounts would be collectable and thus an allowance was not considered necessary.

Appendix B - 8

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

Inventory

Inventories consists of raw materials, work in process, and finished goods. Raw materials are stated at the lower of cost or market on a first-in, first-out (FIFO) basis. Work in process and finished goods are stated at the lower of average cost or market.

Property, Plant and Equipment

Property, plant and equipment is stated at cost and depreciated over estimated service lives of related assets using the straight-line method of accounting. Property, plant and equipment undergoing development that is not in service is shown in the balance sheet as construction-in-progress and is not depreciated. Estimated service lives computing depreciation for financial reporting are as follows:

Description	Minimum Years	Maximum Years
Land improvements	20	39
Buildings	7	39
Equipment	2	20
Ordinary maintenance and repairs are expensed as incurred. Cost of renewals and betterments are capitalized in appropriate property and equipment accounts and depreciated as discussed above.

The Company capitalizes construction costs as construction-in-progress until the assets are placed in service. The Company had construction-in-progress of approximately $0 and $9,903,000 as of October 31, 2012 and October 31, 2011, respectively, relating to the Mason City, Iowa plant improvements.

Long-Lived Assets

The Company reviews its long-lived assets, such as property, plant and equipment and other assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

The Company recorded impairment charges of approximately $1,225,000 and $176,000 on assets held for sale and $3,150,000 and $0 on property, plant and equipment for the years ended October 31, 2012 and 2011, respectively. In determining the net realizable value of the assets held for sale and property, plant and equipment, the Company has made assumptions concerning the future of the renewable fuels industry, the potential uses of the property and current discussions to sell the Mason City, Iowa facility, which fall within level 2 of the fair value hierarchy. Given the uncertainties in the renewable fuels industry, should management be required to adjust the carrying value of these assets at some future point in time, the adjustment could be significant and could significantly impact the Company's financial position and results of operations. No adjustment has been made to these financial statements for this uncertainty.

Debt Issuance Costs

Loan costs are capitalized and amortized to interest expense over the terms of the related loans using the effective interest rate method.

As noted in Note 7, the Company wrote-off debt issuance costs of approximately $121,000 in fiscal 2012. Prior to the write-off, the Company has unamortized debt issuance costs of approximately $136,000 at October 31, 2011. Accumulated amortization at October 31, 2011 $23,000 .

Appendix B - 9

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

Organization and Start-up Costs

The Company expenses organizational and start-up costs as they are incurred.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and; accordingly, members report their proportionate share of the Company's income, gains, losses, tax credits, etc. in their income tax returns. No benefit from or provision for federal or state income taxes is included in accompanying financial statements.

Annually, the Company's management evaluates the likelihood that, upon examination by relevant taxing jurisdictions, the financial statement effects of income tax positions taken or expected to be taken on its income tax returns would be sustained. Based on that evaluation, the Company only recognizes the maximum benefit of each income tax position that is more than 50 percent likely of being sustained. To the extent that all or a portion of the benefits of an income tax position are not recognized, a liability would be recognized for the unrecognized benefits, along with any interest and penalties that would result from disallowance of the position. Should any such penalties and interest be incurred, they would be recognized as operating expenses.

Based on the results of management's evaluations for the years ended October 31, 2012 and 2011, the Company does not have any material uncertain tax positions to be accounted for in the accompanying financial statements. Consequently, no liability is recognized in the accompanying balance sheets for unrecognized income tax positions. Further, no interest or penalties have been accrued or charged to expense as of October 31, 2012 and 2011 or for the years then ended.

The Company files income tax returns in the U.S. federal and Iowa state jurisdictions. The Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2009.

Net Loss per Unit

Basic net loss per unit is computed by dividing net loss by the weighted average number of members' units outstanding during the period. Diluted net loss per unit is computed by dividing net loss by the weighted average number of members' units and members' unit equivalents outstanding during the period. There were no member unit equivalents outstanding during the 2012 and 2011 periods; accordingly, the Company's basic and diluted net loss per unit is the same for all periods presented.

Fair Value of Financial Instruments

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs includes:

1.	Quoted prices in active markets for similar assets or liabilities.

2.	Quoted prices in markets that are observable for the asset or liability either directly or indirectly, for substantially the full term of the asset or liability.

3.	Inputs that are derived primarily from or corroborated by observable market data by correlation or other means.

•	Level 3 inputs are unobservable inputs for the asset or liability.

Appendix B - 10

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company believes the carrying value of cash and cash equivalents, escrow deposit, debt service reserve, accounts payable, and other financial working capital items approximate fair value due to the short maturity nature of these instruments. The Company believes the carrying amount of the long-term debt approximates the fair value due to terms of the debt approximating the current market interest rates including the default interest being charged.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our balance sheets, the Company has elected not to record any other assets or liabilities at fair value. Except for the impairment charge noted above, no events occurred in fiscal 2012 or 2011 that required adjustment to the recognized balances of assets or liabilities, which are recorded at fair value on a non-recurring basis.

Reclassifications

The Company made reclassifications to the Balance Sheet at October 31, 2011 and the Statement of Cash Flows for 2011 to conform to classifications for 2012. These reclassifications had no effect on member's equity or net income as previously presented.

2.    GOING CONCERN

The financial statements have been prepared on a going concern basis, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. On January 1, 2012, the Company commenced operations and transitioned from a "development stage company" to an "operating company". The Company incurred losses of $13,129,401 in 2012 including impairment charges of $4,375,375 and had previously incurred losses in fiscal 2011 while it was in the development stage that were larger than anticipated. These factors raise substantial doubt about the Company's ability to continue as a going concern. Additionally, the Company is out of compliance with certain provisions of the term loan agreements as described in Note 7. As a result, the Company reclassified its term loans of approximately $5,147,000 as current. If the Company's lenders exercised their rights to accelerate debt maturities, the Company would not have adequate available cash to repay amounts outstanding.

On October 22, 2012, the Company shut down its biodiesel facility due to market conditions, continued production challenges and negative working capital.

In May 2013, the Company entered into a sales agreement to sell substantially all plant assets in exchange for $11,000,000 in cash and a note for $5,600,000 . The sale is contingent on member approval and certain closing conditions. The buyer agreed to advance up to $750,000 as part of the purchase price for working capital needs. Should the sale not close, the Company would owe amounts advanced under the agreement. See Note 13 for additional details surrounding the sales agreement.

3.     ESCROW DEPOSITS

The Company has an agreement with its main lender to maintain an escrow account for the funds utilized to purchase the plant improvements. The balance of the escrow deposit fund was approximately $380,000 at October 31, 2012 and 2011. In January 2013, control of the escrow account was transferred to its lender due to the default disclosed in Note 7.

4.     DEBT SERVICE RESERVE

The Company entered into an agreement with its main lender whereby the Company deposited $150,000 into an interest bearing account. In the event that the Company failed to make any required payment under the loan agreements when due, the lender may disburse funds from the debt service reserve to pay any such shortfall. The balance of the debt service reserve was approximately $151,000 at October 31, 2012 and 2011. In January 2013, control of the debt service reserve account was transferred to its lender due to the default disclosed in Note 7.

Appendix B - 11

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

5.    INVENTORIES

At October 31, 2012 and 2011, inventories are composed as follows:

	October 31, 2012	October 31, 2011
Raw materials	$166,053	$1,691,724
Work-in-progress	—	200,000
Finished goods	50,909	1,711,207

	$216,962	$3,602,931
6.    ASSETS HELD FOR SALE

The Company is actively working to sell the assets held for sale. These assets have been recorded at their estimated selling price, less estimated selling costs. The fair value of these assets was determined based on recent sales of similar equipment and fall within level 2 of the fair value hierarchy.

Amounts included in assets held for sale are as follows:

	October 31, 2012	October 31, 2011
Land	$250,262	$250,262
Equipment	400,000	1,625,375
Total assets held for sale	$650,262	$1,875,637
The assets held for sale were written down to net realized value after completing the long-lived asset valuation analysis. The resulting impairment charges of approximately $1,225,000 and $176,000 were included in earnings for the years ended October 31, 2012 and 2011, respectively.

In January 2013, the Company sold the land for approximately $256,000 .

7.    LONG-TERM DEBT

Term Loans

The Company has a term loan with a financial institution at a fixed rate of 5.0% until October 2016. The interest rate will then adjust to the greater of the five-year LIBOR swap rate plus 3.5% or 5.0% . Upon Event of Default, the interest rate will adjust to the lesser of 4.0% plus the otherwise applicable rate and the maximum interest rate which borrower may pay by law. At October 31, 2012, the Company was in default on the loan, related to both financial and non-financial covenant violations more fully described below, and the default rate of interest was 9.0% . The Company makes monthly interest only payments on the term loan until November 1, 2011, followed by 120 monthly principal and interest payments of approximately $64,000 until maturity at maturity in September 2021. Amounts outstanding totaled approximately $5,529,000 and $5,998,000 at October 31, 2012 and 2011, respectively.

The Company has a non-interest bearing note with the same financial institution for $77,595 which will be due in full in September 2021. Upon Event of Default, the interest rate will be 4.0% per annum until the Event of Default is cured or until the loan is paid in full. The carrying value of the loan is shown net of unamortized discount of $0 and $25,000 as of October 31, 2012 and October 31, 2011, respectively, calculated using a 5.0% market interest rate. In 2012, the Company was in default on the loan, related to both financial and non-financial covenant violations, resulting in the amortization of the discount of approximately $23,000 . The amortization of the debt discount is recognized as interest expense.

The term loans are secured by substantially all business assets and are subject to various financial and non-financial covenants that limit distributions, capital expenditures, and require minimum debt service coverage requirements. In June and July 2012, the Company received written notices of default (the "Notices") from our lender. The Notices provided that the Company was not in compliance with the provisions of its term loan agreements related to properly naming its lender as an insured party, delivery of fully executed copies of subordinated intercreditor agreements satisfactory to the lender prior to obtaining any subordinated

Appendix B - 12

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

loan, allowing mechanics liens to be filed against the property and untimely submission of monthly financial information. Additionally, the Company is not in compliance with its debt to equity ratio requirement.

Since the Company has not received waivers for actual or future violations, the Company has classified approximately $5,147,000 of this debt as current and has written-off the related debt issuance costs to interest expense of approximately $121,000 in fiscal 2012. The Company is currently operating under a forbearance agreement with the lender until July 31, 2013.

Convertible Subordinate Notes

The Company issued convertible subordinated notes with a 12.0% interest rate. The Company owes semiannual interest payments beginning May 2012 until the notes become due and payable in October 2017. The Company has the right to defer all interest payments until the notes are redeemed, converted, or mature. Accrued interest on the notes totaled approximately $62,000 as of October 31, 2012. The notes are convertible any time after October 31, 2015 and prior to the maturity date at book value per unit at the time of the conversion. The Company does have convertible debt, which if it were exercisable would result in an additional 5,228 member units at October 31, 2012. The notes may be redeemed by the Company any time after April 30, 2014 without penalty or premium. The Company's borrowings through the convertible subordinated notes include $480,000 from related parties.

Amounts included in long-term debt are as follows:

	October 31, 2012	October 31, 2011
Term loan	$5,528,837	$5,998,332
Term loan	77,595	52,552
Subordinated debt	1,048,111	—
Total long-term debt	6,654,543	6,050,884
Less current maturities	5,606,432	473,826
	$1,048,111	$5,577,058
The estimated maturities of long-term debt, net of unamortized discount, at October 31, 2012 are as follows:

2013	5,606,432
2014	—
2015	—
2016	—
2017	1,048,111
Total	$6,654,543
8.    LINE OF CREDIT

The Company had available a $4,000,000 line-of-credit, subject to certain borrowing limitations from a financial institution, which originally matured on October 31, 2012 bearing a variable rate of interest equal to the greater of the Wall Street Journal Prime Rate plus 1.00% or 6.00% . Advances on the line-of-credit shall not exceed $2,000,000 until the facility was fully operational and profitable as determined by the financial institution. The outstanding balance of the line-of-credit was paid in full on August 28, 2012 and the line was subsequently terminated. The Company owed $610,500 on the line-of-credit at October 31, 2011. The line of credit is secured by a real estate mortgage on the Company's Marcus, Iowa property and a first lien on the Company's accounts receivable, inventory, including prepaid deposits for the purchase of inventory, deposit and hedging accounts and assets held for sale.

9.    NOTE PAYABLE

The Company has a note payable for $250,000 with a financial institution bearing interest at 4.5% , maturing on July 30, 2013. The note is secured by a real estate mortgage on the Company's Marcus, Iowa property and guaranteed by two members of the Company's Board of Directors.

Appendix B - 13

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

In January 2013, the Company sold the Marcus, Iowa property and the note payable was retired in its entirety upon settlement.

10.     MEMBERS' EQUITY

During the year ended October 31, 2012, the Company issued 330 units at a price of $625 per unit, which resulted in total proceeds of $206,250 .

The Company's operating agreement authorizes the Board of Directors to issue up to 48,750 units without consent of a majority of its membership voting interests. The Company has one class of membership unit which, under its operating agreement, gives a member one vote for each unit owned, provided no member, related party and/or affiliate of a member may vote more than five percent of the Company's outstanding membership interests. The Company's operating agreement restricts transfer of membership units generally to operation of law, such as upon death, without approval of a majority of its Directors.

Income, losses, and distributions are allocated to members based upon their respective percentage of units owned.

11.     INCOME TAXES

The Company adopted a December 31 year-end for income tax reporting. Estimated differences in total assets and liabilities for financial and income tax reporting are as follows:

	October 31, 2012	October 31, 2011
Financial statement basis of total assets	$18,145,791	$27,229,381
Add: - Start up and organizational costs	3,988,491	3,078,400
- Impairment of long lived assets non expensed
for income tax reportings	5,179,714	1,508,521
- Debt issuance costs written-off
but amortized for income tax reportings	121,591	—
Subtract: -Accumulated tax depreciation and amortization
greater than financial statement basis	(1,293,533)	—
- Interest, insurance and amortization of debt
issuance costs capitalized for financial
but expensed for income tax reportings	(407,859)	—

Income tax basis of total assets	$25,734,195	$31,816,302
There are no significant differences in liabilities for financial and income tax reporting purposes at October 31, 2012 and 2011.

12.    COMMITMENTS AND CONTINGENCIES

Construction Agreement

On August 11, 2010, the Company entered into a construction agreement with an unrelated party (contractor) for the design and construction of modifications of the Mason City, Iowa biodiesel facility allowing for the use of multiple feedstocks. The initial Guaranteed Maximum Price of the project was $8,000,000 . The plant was put into service in January 2012. The retaintage payable related to this contract approximates $374,000 at October 31, 2012 and 2011 and is included in accounts payable in the balance sheet.

Legal Proceedings

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. While the ultimate outcome of these matters is not presently determinable, it is in the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company. Due to the uncertainties in the settlement process, it is at least reasonably possible that management's view of outcomes will change in the near term.

Appendix B - 14

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012
In May and August 2012, subcontractors of the general contractor that performed the conversion to allow corn oil processing and maintenance of the plant filed mechanics liens and a lawsuit to foreclose on the mechanics lien against the Company seeking payment of retainage amounts as well as other costs beyond the scope of the original contract totaling approximately $850,000 . As of October 31, 2012, the Company has accrued approximately $850,000 related to the subcontractors claim.

The Company is involved with other claims and lien disputes related to the construction at the plant and operational issues. The Company is working to settle these vendor payables with the anticipated proceeds from the sale of the plant assets.

Marketing Agreement

On August 12, 2010, the Company entered into a marketing agreement with an unrelated party whereby the marketer would sell and market all of the biodiesel produced by the Company. The agreement commenced on the effective date, August 12, 2010, and has an initial term of two years from the date when the Company first delivered biodiesel pursuant to the marketing agreement with options to renew for additional terms. The agreement is set to terminate in December 2013. This agreement may also be terminated by mutual consent of both parties.

Agreement for Private Development

On February 3, 2011, the Company entered into a development agreement with the City of Mason City, Iowa providing for the payment of semi-annual tax increments to the Company for five years, beginning December 1, 2012, on the construction of the existing facility and eight years, beginning December 1, 2013, on the expansion of the existing facility totaling up to, but not to exceed, approximately $623,000 . The Company agreed to meet certain employment related hiring and retention requirements through December 31, 2021. The Company met the hiring and retention requirements of the agreement through October 2012 making them eligible for the semi-annual tax increment payments payable in December 2012 and June 2013; however, the Company does not anticipate payments subsequent to June 2013 due to the shutdown of the facility in October 2012.

Tolling Agreement

On August 16, 2012, the Company entered into a tolling agreement with an unrelated party. The agreement provides for the unrelated party to be the exclusive supplier of feedstock processed at the Company's facility as well as the primary buyer. The agreement runs through December 31, 2013 and renews for successive one year terms thereafter unless written notice is given by either party at least 30 days prior to expiration. The agreement provides for specified operating performance as well as variability to changing commodity prices. The Company's revenue from the agreement is based on a processing fee subject to the production of the plant during a given time period. Additionally, the Company shares in related profits/losses associated with the sale of biodiesel produced under the tolling agreement.

13.     SUBSEQUENT EVENTS

Asset Sales Agreement

On May 1, 2013, the Company entered into an asset sales agreement with a buyer for the sale of substantially all assets of the Company. The estimated sales price totaled $16,600,000 , of which $11,000,000 would be paid in cash and $5,600,000 would be issued in the form of a term note. The term note includes interest at 5% . The term note provides the buyer to pay interest only for the first eight months of the term with principal and interest owed thereafter to fully amortize the note by 2019. The note may be repaid prior to maturity based on excess cash flows generated by the assets sold to the buyer during the term of the promissory note. The Company would use the proceeds from the close of the asset sales agreement to settle substantially all of its liabilities, which the Company would retain in the event of the acceptance of the agreement from the Company's members. The remaining proceeds and the subsequent term note payments would be pro-ratably distributed amongst its members.

The buyer has set aside up to $750,000 , which the Company can access to pay working capital expenses of the Company through August 15, 2013, which in the event of close, would be deducted from the purchase price. In the event of the termination of the agreement, any advances made to the Company would be due and payable to the buyer with interest accrued from the date of the advance until paid in full at a rate of 8% per annum, plus the cost of collection.

Appendix B - 15

SOY ENERGY, LLC
Notes to Financial Statements
October 31, 2012

The sales agreement includes a termination fee of between $500,000 and $1,000,000 under certain conditions if the sale is terminated. In the event that the sale does not close by July 15, 2013, the Company is subject to penalties initially at $5,000 per day, but increasing over time, limited to $1,050,000 .

Notes Payable

In November 2012, the Company entered into a note payable, advanced in multiple installments, totaling $320,000 with a financial institution bearing interest at 4.5% , maturing on May 21, 2013. The note is secured by the equipment held for sale as described in Note 6 and guaranteed by all eight members of the Company's Board of Directors. As of the date of this report, the note payable remains due in addition to the accrued interest on the note. The Company anticipates using proceeds from the asset sales agreement to settle this note.

In March 2013, the Company entered into a note payable for $50,000 with a financial institution bearing interest at 4.5% , maturing on July 27, 2013. The note is secured by the equipment held for sale as described in Note 6 and guaranteed by all eight members of the Company's Board of Directors. The Company anticipates using proceeds from the asset sales agreement to settle the note.

Appendix B - 16

APPENDIX C

FINANCIAL STATEMENTS AND FOOTNOTES FROM
QUARTERLY REPORT ON FORM 10-Q
FOR FISCAL QUARTER ENDED APRIL 30, 2013

SOY ENERGY, LLC
Condensed Balance Sheets

ASSETS	April 30, 2013	October 31, 2012
	(Unaudited)
Current Assets
Cash and cash equivalents	$7,014	$64,331
Restricted cash	462,332	—
Accounts receivable	8,882	239,015
Inventories	47,651	216,962
Prepaid cost and other	87,352	134,625
Total current assets	613,231	654,933

Property, Plant and Equipment
Land and improvements	—	431,801
Buildings	—	3,682,629
Equipment	—	13,613,377
Accumulated depreciation	—	(1,418,211)
Net property, plant and equipment	—	16,309,596

Other Assets
Assets held for sale	16,706,213	650,262
Escrow deposit	—	379,979
Debt service reserve	—	151,021
Total other assets	16,706,213	1,181,262

Total Assets	$17,319,444	$18,145,791

Notes to Unaudited Condensed Financial Statements are an integral part of this Statement.

Appendix C - 1

SOY ENERGY, LLC
Condensed Balance Sheets

LIABILITIES AND MEMBERS' EQUITY	April 30, 2013	October 31, 2012
	(Unaudited)
Current Liabilities
Accounts payable	$4,512,878	$4,387,831
Accrued expenses	565,235	330,166
Notes payable	370,000	250,000
Current maturities of long-term debt	5,606,432	5,606,432
Total current liabilities	11,054,545	10,574,429
	.
Long-Term Debt, Net of Current Maturities	1,109,767	1,048,111

Members' Equity, 33,348 Units Issued and Outstanding	5,155,132	6,523,251

Total Liabilities and Members’ Equity	$17,319,444	$18,145,791
Notes to Unaudited Condensed Financial Statements are an integral part of this Statement.

Appendix C - 2

SOY ENERGY, LLC
Condensed Statements of Operations

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	April 30, 2013	April 30, 2012	April 30, 2013	April 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$21,726	$1,993,704	$71,131	$3,935,641
Costs of Goods Sold	58,107	3,324,997	106,292	6,331,542
Gross Loss	(36,381)	(1,331,293)	(35,161)	(2,395,901)

Operating Expenses
General and administrative	330,259	570,621	697,488	1,024,956
Professional fees	223,388	145,108	310,327	276,929
Total operating expenses	553,647	715,729	1,007,815	1,301,885

Operating Loss	(590,028)	(2,047,022)	(1,042,976)	(3,697,786)

Other Income (Expense)
Interest income	1,137	103	1,201	966
Other income	332	144	2,119	1,537
Interest expense	(163,496)	(241,945)	(328,463)	(273,555)
Total other income (expense), net	(162,027)	(241,698)	(325,143)	(271,052)

Net Loss	$(752,055)	$(2,288,720)	$(1,368,119)	$(3,968,838)

Weighted Average Units Outstanding - Basic and Diluted	33,348	33,111	33,348	33,064

Net Loss Per Unit - Basic and Diluted	$(22.55)	$(69.12)	$(41.03)	$(120.04)
Notes to Unaudited Condensed Financial Statements are an integral part of this Statement.

Appendix C - 3

SOY ENERGY, LLC
Condensed Statements of Cash Flows

	Six Months Ended	Six Months Ended
	April 30, 2013	April 30, 2012
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(1,368,119)	$(3,968,838)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	—	557,292
Write-off of loan costs	—	120,914
Other	56,170	1,265
Changes in operating assets and liabilities:
Accounts receivable	230,133	(112,234)
Inventories	169,311	353,887
Prepaid costs and other	47,273	(152,797)
Accounts payable	125,047	773,924
Accrued expenses	235,069	(74)
Net cash used for operating activities	(505,116)	(2,426,661)

Cash Flows from Investing Activities
Capital expenditures	—	(585,533)
Proceeds from disposal of property and equipment	259,131	400
Proceeds from maturing certificates of deposit	—	255,923
Net cash provided by (used for) investing activities	259,131	(329,210)

Cash Flows from Financing Activities
Proceeds from line-of-credit, net	—	1,487,258
Proceeds from notes payable	370,000	—
Payments on notes payable	(250,000)	—
Proceeds from long-term debt	—	770,000
Payments on long-term debt	—	(271,287)
Restricted cash, net	68,668	—
Capital contributions	—	163,750
Net cash provided by financing activities	188,668	2,149,721

Net Decrease in Cash and Cash Equivalents	(57,317)	(606,150)

Cash and Cash Equivalents at Beginning of Period	64,331	662,946

Cash and Cash Equivalents at End of Period	$7,014	$56,796

Notes to Unaudited Condensed Financial Statements are an integral part of this Statement.

Appendix C - 4

SOY ENERGY, LLC
Condensed Statements of Cash Flows

	Six Months Ended	Six Months Ended
	April 30, 2013	April 30, 2012
	(Unaudited)	(Unaudited)

Supplemental Cash Flow Information
Interest expense paid	$9,294	$132,998
Capitalized interest paid	—	81,910

Supplemental Schedule of Noncash Investing and Financing Activities
Property, plant and equipment, net, reclassified to assets held for sale	$16,309,596	$—
Escrow deposit and debt service reserve reclassified to restricted cash	524,993	—
Property, plant and equipment in accounts payable	—	268,955
Amortization of loan fees, discounts and prepaid costs capitalized as construction-in-progress	—	5,318
Notes to Unaudited Condensed Financial Statements are an integral part of this Statement.

Appendix C - 5

SOY ENERGY, LLC
Notes to Unaudited Condensed Financial Statements
April 30, 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements for the year ended October 31, 2012, contained in the Company's Form 10-K.

In the opinion of management, the condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for fair presentation of the Company's financial position as of April 30, 2013 and the results of operations and cash flows for all periods present.

Nature of Business

Soy Energy, LLC, an Iowa limited liability company, (the Company) operates a 30 million gallon per year (MGY) production biodiesel facility in Mason City, Iowa. The Company produces and sells biodiesel, glycerin and soap stock. The Company commenced operations in January 2012. Prior to January 2012, the Company was in the development stage. On October 22, 2012, the Company shut down its biodiesel facility due to market conditions and continued production challenges.

Accounting Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. The Company uses estimates and assumptions in accounting for significant matters, among others, the carrying value of long-lived assets and the assumptions related to impairment testing and inventory valuation. Actual results may differ from previously estimated amounts and such differences may be material to the financial statements.

Revenue Recognition

The Company generally sells biodiesel and related products pursuant to marketing agreements. Revenues are recognized when the marketing company (the "customer") has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

On August 16, 2012, the Company entered into a tolling agreement with an unrelated party. The Company's revenue from the agreement is based on a processing fee which is earned as biodiesel is produced. Additionally, the Company shares in related profits/losses associated with the sale of biodiesel produced for the unrelated party based on the terms defined within the tolling agreement.

Accounts Receivable

Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral.

Accounts receivable are recorded at estimated net realizable value. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company's credit terms. Accounts considered uncollectible are written off. The Company's estimate of the allowance for doubtful accounts is based on historical experience, its evaluation of the current status of receivables, and unusual circumstances, if any. At April 30, 2013 and October 31, 2012, the Company was of the belief that such accounts would be collectible and thus an allowance was not considered necessary.

Inventories

Inventories consists of raw materials, work in process and finished goods. Raw materials are stated at the lower of cost or market on a first-in, first-out (FIFO) basis. Work in process and finished goods are stated at the lower of average cost or market.

Appendix C - 6

SOY ENERGY, LLC
Notes to Unaudited Condensed Financial Statements
April 30, 2013
Property, Plant and Equipment

Property, Plant and equipment is stated at cost and depreciated over estimated service lives of related assets using the straight-line method of accounting. As of April 30, 2013, the Company has classified property, plant and equipment as assets held for sale based on the estimated sale as described in Note 9.

Long-Lived Assets

The Company reviews its long-lived assets, such as property, plant and equipment and other assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

In accordance with the Company's policy for evaluating impairment of long-lived assets described above, management evaluated the recoverability of the facilities based on projected future cash flows from operations over the facilities' estimated useful lives. Management determined that the projected future undiscounted cash flows from operations of these facilities exceed their carrying value at April 30, 2013; therefore, no impairment loss was indicated or recognized. In determining the projected future undiscounted cash flows, the Company has made significant assumptions concerning the future of the renewable fuels industry, the potential uses of the property and current discussions to sell the Mason City, Iowa facility. Given the uncertainties in the renewable fuels industry, should management be required to adjust the carrying value of these assets at some future point in time, the adjustment could be significant and could significantly impact the Company's financial position and results of operations. No adjustment has been made to these financial statements for this uncertainty.

Fair Value of Financial Instruments

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company believes the carrying value of cash and cash equivalents, escrow deposit, debt service reserve, accounts payable, and other financial working capital items approximate fair value due to the short maturity nature of these instruments. The Company believes the carrying amount of the long-term debt approximates the fair value due to terms of the debt approximating the current market interest rates including the default interest being charged.

2.    GOING CONCERN

The financial statements have been prepared on a going concern basis, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. On January 1, 2012, the Company commenced operations and transitioned from a "development stage company" to an "operating company". The Company incurred losses of approximately $13,129,000 in 2012 including impairment charges of approximately $4,375,000 and had previously incurred losses in fiscal 2011 while it was in the development stage that were larger than anticipated. These factors raise substantial doubt about the Company's ability to continue as a going concern. Additionally, the Company is out of compliance with certain provisions of the term loan agreements as described in Note 5. As a result, the Company reclassified its term loans to current. If the Company's lenders exercised their rights to accelerate debt maturities, the Company would not have adequate available cash to repay amounts outstanding.

On October 22, 2012, the Company shut down its biodiesel facility due to market conditions, continued production challenges and negative working capital.

In May 2013, the Company entered into a sale agreement to sell substantially all plant assets in exchange for $11,000,000 in cash and a note for $5,600,000 . The sale is contingent on member approval and certain closing conditions. The buyer agreed to advance up to $750,000 as part of the purchase price for working capital needs. Should the sale not close, the Company would owe amounts advanced under the agreement. See Note 9 for additional details surrounding the sale agreement.

Appendix C - 7

SOY ENERGY, LLC
Notes to Unaudited Condensed Financial Statements
April 30, 2013

3.    INVENTORIES

Inventories consisted of the following:

	April 30, 2013	October 31, 2012
Raw materials	$37,036	$166,053
Finished goods	10,615	50,909
	$47,651	$216,962
4.    ASSETS HELD FOR SALE

The Company is actively working to sell the assets held for sale. These assets have been recorded at their estimated selling price, less estimated selling costs. The fair value of these assets was determined based on recent sales of similar assets.

Amounts included in assets held for sale are as follows:

	April 30, 2013	October 31, 2012
Land and improvements	$419,700	$250,262
Buildings	3,457,915	—
Equipment	12,828,598	400,000
Total assets held for sale	$16,706,213	$650,262
5.    LONG-TERM DEBT

Term Loans

The Company has a term loan with a financial institution at a fixed rate of 5.0% until October 2016. The interest rate will then adjust to the greater of the five-year LIBOR swap rate plus 3.5% or 5.0% . Upon Event of Default, the interest rate will adjust to the lesser of 4.0% plus the otherwise applicable rate and the maximum interest rate which borrower may pay by law. At April 30, 2013, the Company was in default on the loan, related to both financial and non-financial covenant violations more fully described below, and the default rate of interest was 9.0% . The Company made monthly interest only payments on the term loan until November 1, 2011, followed by 120 monthly principal and interest payments of approximately $64,000 until maturity at maturity in September 2021.

The Company has a non-interest bearing note with the same financial institution for $77,595 which will be due in full in September 2021. Upon Event of Default, the interest rate will be 4.0% per annum until the Event of Default is cured or until the loan is paid in full. As of April 30, 2013 and in 2012, the Company was in default on the loan, related to both financial and non-financial covenant violations.

The term loans are secured by substantially all business assets and are subject to various financial and non-financial covenants that limit distributions, capital expenditures, and require minimum debt service coverage requirements. The Company received written notices of default (the "Notices") from the lender in which the Company was not in compliance with the provisions of its term loan agreements related to properly naming its lender as an insured party, delivery of fully executed copies of subordinated intercreditor agreements satisfactory to the lender prior to obtaining any subordinated loan, allowing mechanics liens to be filed against the property and untimely submission of monthly financial information. Additionally, the Company is not in compliance with its debt to equity ratio requirement.

Since the Company has not received waivers for actual or future violations, the Company has classified the term loans to current. The Company is currently operating under a forbearance agreement with the lender until July 31, 2013.

Appendix C - 8

SOY ENERGY, LLC
Notes to Unaudited Condensed Financial Statements
April 30, 2013

Convertible Subordinate Notes

The Company issued convertible subordinated notes with a 12.0% interest rate. The Company owes semiannual interest payments beginning May 2012 until the notes become due and payable in October 2017. The Company has the right to defer all interest payments until the notes are redeemed, converted, or mature. The notes are convertible any time after October 31, 2015 and prior to the maturity date at book value per unit at the time of the conversion. The Company does have convertible debt, which if it were exercisable would result in an additional approximately 7,178 member units at April 30, 2013. The notes may be redeemed by the Company any time after April 30, 2014 without penalty or premium. The Company's borrowings through the convertible subordinated notes include $480,000 from related parties.

Amounts included in long-term debt are as follows:

	April 30, 2013	October 31, 2012
Term loan	$5,528,837	$5,528,837
Term loan	77,595	77,595
Subordinated debt	1,109,767	1,048,111
Total long-term debt	6,716,199	6,654,543
Less current maturities	5,606,432	5,606,432
	$1,109,767	$1,048,111
The estimated maturities of long-term debt at April 30, 2013 are as follows:

2014	$5,606,432
2015	—
2016	—
2017	1,109,767
Total	$6,716,199
6.    NOTES PAYABLE

The Company has a note payable with an availability of up to $320,000 from a financial institution initially scheduled to mature May 21, 2013 bearing 4.5% interest. The Company owed $320,000 at April 30, 2013. The note is secured by certain assets held for sale and personal guarantees by all eight members of the Company's Board of Directors. The Company anticipates using proceeds from the asset sale agreement to settle the note.

The Company has a note payable for $50,000 with a financial institution bearing interest at 4.5% and maturing on July 27, 2013. The company owed $50,000 on the note at April 30, 2013. The note is secured by certain assets held for sale and guaranteed by all eight members of the Company's Board of Directors. The Company anticipates using proceeds from the asset sale agreement to settle the note.

7.    MEMBERS' EQUITY

The Company's operating agreement authorizes the Board of Directors to issue up to 48,750 units without consent of a majority of its membership voting interests. The Company has one class of membership unit which, under its operating agreement, gives a member one vote for each unit owned, provided no member, related party and/or affiliate of a member may vote more than 5% of the Company's outstanding membership interests. The Company's operating agreement restricts transfer of membership units generally to operation of law, such as upon death, without approval of a majority of its Directors.

Income, losses, and distributions are allocated to members based upon their respective percentage of units owned.

Appendix C - 9

SOY ENERGY, LLC
Notes to Unaudited Condensed Financial Statements
April 30, 2013

8.    COMMITMENTS AND CONTINGENCIES

Construction Agreement

On August 11, 2010, the Company entered into a construction agreement with an unrelated party (contractor) for the design and construction of modifications of the Mason City, Iowa biodiesel facility allowing for the use of multiple feed stocks. The initial Guaranteed Maximum Price of the project was $8,000,000 . The plant was put into service in January 2012. The retainage payable related to this contract approximates $374,000 at April 30, 2013 and is included in accounts payable in the balance sheet.

Legal Proceedings

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. While the ultimate outcome of these matters is not presently determinable, it is in the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company. Due to the uncertainties in the settlement process, it is at least reasonably possible that management's view of outcomes will change in the near term.

In May and August 2012, subcontractors of the general contractor that performed the conversion to allow corn oil processing and maintenance of the plant filed mechanics liens and a lawsuit to foreclose on the mechanics lien against the Company seeking payment of retainage amounts as well as other costs beyond the scope of the original contract totaling approximately $850,000 . As of April 30, 2013, the Company has accrued approximately $850,000 related to the subcontractors claim.

The Company is involved with other claims and lien disputes related to the construction at the plant and operational issues. The Company is working to settle these vendor payables with the anticipated proceeds from the sale of the plant assets.

9.    SUBSEQUENT EVENT

Asset Sale Agreement

On May 1, 2013, the Company entered into an asset sale agreement with a buyer for the sale of substantially all assets of the Company. The estimated sales price is $16,600,000 , of which $11,000,000 would be paid in cash and $5,600,000 would be issued in the form of a term note. The term note includes interest at 5% . The term note requires the buyer to pay interest only for the first eight months of the term with principal and interest owed thereafter to fully amortize the note by 2019. The note may be repaid prior to maturity based on excess cash flows generated by the assets sold to the buyer during the term of the promissory note. The Company would use the proceeds from the close of the asset sale agreement to settle substantially all of its liabilities. The remaining proceeds and the subsequent term note payments would be pro-ratably distributed amongst its members.

The buyer has provided up to $750,000 , which the Company can access to pay working capital expenses of the Company through August 15, 2013, which in the event of close, would be deducted from the net sales proceeds. In the event of the termination of the agreement, any advances made to the Company would be due and payable to the buyer with interest accrued from the date of the advance until paid in full at a rate of 8% per annum, plus the cost of collection.

The sale agreement includes a termination fee of between $500,000 and $1,000,000 under certain conditions if the sale is terminated. In the event that the sale does not close by July 15, 2013, the Company is subject to penalties initially at $5,000 per day, but increasing over time, limited to $1,050,000 .

Appendix C - 10

APPENDIX D

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed financial information, which is based upon estimates by our management, is presented for informational purposes only. It is not intended to be indicative of the actual consolidated results of operations or the actual consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the dates indicated below, and it does not purport to indicate results that may be attained in the future.

The following unaudited pro forma condensed statements of operations for the year ended October 31, 2012 and the six months ended April 30, 2013 are derived from historical financial statements adjusted to illustrate the effects of the Asset Sale as if the transactions contemplated by the Asset Sale had been completed on November 1, 2011.

The following unaudited pro forma condensed consolidated balance sheet as of April 30, 2013 is derived from historical financial statements adjusted to illustrate the effects of the Asset Sale as if the transactions contemplated by the Asset Sale had been completed on April 30, 2013.

SOY ENERGY, LLC
Unaudited Condensed Pro Forma Statements of Operations
For the Fiscal Year Ended October 31, 2012

	Reported
	Year Ended	Sale	Pro Forma
	October 31, 2012	of Business	Adjustments	Pro Forma
		(Unaudited)	(Unaudited)	(Unaudited)

Sales	$10,389,138	$(10,389,138)	$—	$—
Costs of Goods Sold	15,755,222	15,755,222	—	—
Gross Loss	(5,366,084)	5,366,084	—	—

Operating Expenses
General and administrative	2,086,083	(2,086,083)	200,000	200,000
Professional fees	660,032	(660,032)	250,000	250,000
Impairment	4,375,375	—	—	4,375,375
Closing of Plant Costs	—	—	460,412	460,412
Total operating expenses	7,121,490	(2,746,115)	910,412	5,285,787

Operating Loss	(12,487,574)	8,112,199		(5,285,787)

Other Income (Expense)
Interest income	1,359	(1,359)
Other income	(76,226)	76,226
Debt Settlement	—	—	571,767	571,767
Interest expense	(566,960)	566,960
Total other income (expense), net	(641,827)	641,827	571,767	571,767

Net Loss	$(13,129,401)	$8,754,026		$(4,714,020)

Weighted Average Units Outstanding - Basic and Diluted	33,202			33,348

Net Loss Per Unit - Basic and Diluted	$(395.44)			$(141.36)

Appendix D - 1

SOY ENERGY, LLC
Unaudited Condensed Pro Forma Statements of Operations
For the Six Months Ended April 30, 2013

	As Reported Six Months Ended April 30, 2013	Sale of Business	Pro Forma Adjustments	Pro Forma
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$71,131	$(71,131)	$—	$—
Costs of Goods Sold	106,292	106,292	—	—
Gross Loss	(35,161)	35,161	—	—

Operating Expenses
General and administrative	697,488	(697,488)	20,000	20,000
Professional fees	310,327	(310,327)	25,000	25,000
Total operating expenses	1,007,815	1,007,815	45,000	45,000

Operating Loss	(1,042,976)	1,042,976		(45,000)

Other Income (Expense)
Interest income	1,201	(1,201)	—	—
Other income	2,119	(2,119)	—	—
Interest expense	(328,463)	328,463	—	—
Total other income (expense), net	(325,143)	325,143	—	—

Net Loss	$(1,368,119)	$1,368,119		$(45,000)

Weighted Average Units Outstanding - Basic and Diluted	33,348			33,348

Net Loss Per Unit - Basic and Diluted	$(41.03)			$(1.35)

Appendix D - 2

SOY ENERGY, LLC
Unaudited Condensed Pro Forma Balance Sheet
As of April 30, 2013

ASSETS	As Reported April 30, 2013	Pro Forma Adjustments	Pro Forma
	(Unaudited)	(Unaudited)	(Unaudited)
Current Assets
Cash and cash equivalents	$7,014	$107,986	$115,000
Restricted cash	462,332	(462,332)
Accounts receivable	8,882	(8,882)	—
Inventories	47,651	(47,651)	—
Prepaid cost and other	87,352	(87,352)	—
Total current assets	613,231	(498,231)	115,000

Property, Plant and Equipment
Land and improvements	—	—	—
Buildings	—	—	—
Equipment	—	—	—
Accumulated depreciation	—	—	—
Net property, plant and equipment	—	—	—

Other Assets
Assets held for sale	16,706,213	(16,306,213)	400,000
Escrow deposit	—	—	—
Debt service reserve	—	—	—
Note Receivable - REG Mason City	—	5,600,000	5,600,000
Total other assets	16,706,213	(10,706,213)	6,000,000

Total Assets	$17,319,444	$(11,204,444)	$6,115,000

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$4,512,878	$(4,512,878)	$—
Accrued expenses	565,235	(565,235)	—
Notes payable	370,000	—	370,000
Current maturities of long-term debt	5,606,432	(5,606,432)	—
Total current liabilities	11,054,545	(10,684,545)	370,000

Long-Term Debt, Net of Current Maturities	1,109,767	(71,767)	1,038,000

Members' Equity, 33,348 Units Issued and Outstanding	5,155,132	(448,132)	4,707,000

Total Liabilities and Members’ Equity	$17,319,444	$(11,204,444)	$6,115,000

Appendix D - 3

NOTES TO UNAUDITED CONSLIDATED
PRO FORMA FINANCIAL STATEMENTS

(1)    The statement of operations for the fiscal year ended October 31, 2012 reflected the revenues, costs of goods sold, operating expenses and other income (expense) of Soy Energy. Upon completion of the Asset Sale, substantially all of these revenues and costs of goods sold would be eliminated, except for those costs of goods sold, operating expenses and other income (expense) related to Soy Energy's corporate overhead costs and those related to the retained assets and liabilities described under the Purchase Agreement.

(2)    The statement of operations for the six months ended April 30, 2013 reflected the revenues, costs of goods sold, operating expenses and other income (expense) of Soy Energy. Upon completion of the Asset Sale, substantially all of these revenues and costs of goods sold would be eliminated, except for those costs of goods sold, operating expenses and other income (expense) related to Soy Energy's corporate overhead costs and those related to the retained assets and liabilities described under the Purchase Agreement.

(3)    The Pro Forma Condensed Statement of Operations was prepared based on the following assumptions:

•
Pro forma general and administrative expense, which consists entirely of Soy Energy's administrative expenses, was estimated by management based on the limited activities Soy Energy expects to undertake after closing the Asset Sale.

•
Soy Energy has not estimated any income from the REG Mason City promissory note as the proceeds of this promissory note are expected to initially be used to repay certain subordinated debts of Soy Energy which will not be paid at closing. Management is not expecting to incur any additional interest expense on this subordinated debt due to anticipated agreements which will allow Soy Energy to repay only the principal balance of this subordinated debt.

(4)    The balance sheet as of April 30, 2013 reflected the assets and liabilities of Soy Energy. Upon completion of the Asset Sale, substantially all of these assets and liabilities would be eliminated, except for those retained assets and liabilities described under the Purchase Agreement, including the subordinated debt issued by Soy Energy to certain of our members which will not be repaid out of the cash available at the closing.

(5)    Part of the consideration paid to Soy Energy in the Asset Sale is a $5.6 million promissory note issued by REG Mason City. The amount of the promissory note is subject to reductions as provided in the Purchase Agreement. No impairment has been recorded for any anticipated reduction in the promissory note.

Appendix D - 4

SOY ENERGY, LLC                    Vote by Mail or Facsimile:
Special Member Meeting - [___], July [___], 2013        1) Read the Proxy Statement
For Unit Holders as of June [___], 2013            2) Check the appropriate boxes on the proxy card
Proxy Solicited on Behalf of the Board of Directors    3) Sign and date the proxy card
4) Return the proxy card by mail to Soy Energy, LLC, 4172 19th Street SW, Mason City, IA 50401 or via fax to (712) 376-4140.

PROPOSAL ONE: ASSET SALE

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

PROPOSAL TWO: DISSOLUTION

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

PROPOSAL THREE: ADJOURNMENT

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

By signing this proxy card, you appoint Chuck Sand and Dallas Thompson, jointly and severally, each with full power of substitution, as proxies to represent you at the Special Meeting of the members to be held on [___], July [___], 2013, at the Western Iowa Tech Community College, 200 Victory Drive, Cherokee, IA 51012, and at any adjournment or postponement thereof, on any matters coming before the meeting. Registration will begin at 6 p.m. The Special Meeting will commence at approximately 7:00 p.m. Please specify your choice by marking the appropriate box above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company prior to the Special Meeting or delivered in person to the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the Special Meeting. If you do not mark any boxes, your units will be voted FOR Proposal One - the Asset Sale; FOR Proposal Two - the Dissolution; and FOR Proposal Three - the Adjournment. If you mark contradicting choices on the proxy card, such as both FOR and ABSTAIN for a proposal, your votes will not be counted with respect to the proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the Special Meeting.

Signature:	Joint Owner Signature:

Print Name:	Print Joint Owner Name:

Date:	Date:

Number of Units Held:

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.